As filed with the Securities and Exchange Commission on April 22, 2010

Registration Statement No. 333-162316

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
==================================
AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
==================================

KRAIG BIOCRAFT LABORATORIES, INC.
(Exact Name of Small Business Issuer in its Charter)

Wyoming	2820	83-0459707
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

120 N. Washington Square, Suite 805,
Lansing, Michigan 48933
(517) 336-0807
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Kim Thompson, CEO
Kraig Biocraft Laboratories, Inc.
120 N. Washington Square, Suite 805,
Lansing, Michigan 48933
(517) 336-0807
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Fox Law Offices, P.A.
c/o 131 Court Street, # 11
Exeter, NH 03833
(603) 778-9910

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration fee

Class A Common Stock, no par value	63,600,000	$0.0165	$1,049,400	$81.48(4)

(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.  The amount of shares to be registered represents the Company’s good faith estimate of the number of shares that the registrant may issued pursuant to a Letter Agreement with the selling security holder.

(2) The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock on the OTC Bulletin Board on September 28, 2009, a date within five (5) trading days prior to the date of the filing of this Registration Statement.

(3) This amount represents the maximum aggregate market value of common stock which may be put to the selling shareholder by the registrant pursuant to the terms and conditions of a Letter Agreement between the selling shareholder and the registrant.

(4) Fee previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

 The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and no offer to buy these securities is being solicited in any state where the offer or sale is not permitted.

PRELIMINARY SUBJECT TO COMPLETION, DATED April 22, 2010

PROSPECTUS

KRAIG BIOCRAFT LABORATORIES, INC.
63,600,000 shares of Class A Common Stock

This prospectus relates to the resale of up to 63,600,000 shares of the common stock of Kraig Biocraft Laboratories, Inc., a Wyoming corporation, which shares will be offered and sold by the selling shareholder, Calm Seas Capital, LLC, a Nevada limited liability company (“Calm Seas”), pursuant to a “put right” under a letter agreement for an Equity Line of Credit, that we entered into with Calm Seas on July 17, 2009 as amended on September 14, 2009 (the “Letter Agreement”). The Letter Agreement permits us to “put” up to an aggregate of one million dollars ($1,000,000) in shares of our Class A common stock to Calm Seas during a two year period ending on  the second anniversary of the effective date of the registration statement in which this prospectus is contained.  We will not receive any proceeds from the sale of these shares of our Class A common stock.  However, we will receive proceeds from the sale of securities pursuant to our exercise of the put right offered by Clams Seas under the Letter Agreement.  We will bear all costs associated with this registration.

Calm Seas is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our Class A common stock sold to it by our exercise of the put right under the Letter Agreement.  Each month we may put up to $75,000 of our Class A common stock to Calm Seas, which will purchase such shares at a price per share equal to 80% of the lowest closing bid price of our Class A common stock during the five consecutive trading days immediately following the date the notice of our election to put shares pursuant to the Letter Agreement is delivered to Clam Seas (the date of delivery of such notice is referred to as the “put date”).  Notwithstanding the $75,000 ceiling for each monthly put, if both we and Calm Seas agree, we may submit one or more additional puts during any given month to the extent we need additional capital for our operations and/or our product development.  We can only submit such additional put(s) if Calm Seas Capital agrees to it.  Furthermore, the additional put is subject to the $1,000,000 limitation of this offering.  The additional put allows us to obtain additional capital in the event that our product development proceeds quicker than we expect.

We will automatically withdraw our put notice to Calm Seas if the lowest closing bid price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing “bid” price for our Class A common stock for the ten (10) trading days prior to the put date.

Our shares of Class A common stock are traded on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol “KBLB” On April 8 , 2010, the closing sale price of our common stock was $0.0 125 per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 5.

Our principal executive offices are located at 120 N. Washington Square, Suite 805, Lansing, Michigan 48933.  Our telephone number is (517) 336-0807.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is:  _______ __, 2010

You should rely only on the information contained in this prospectus.  We have not, and the selling security holder has not, authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not, and the selling security holder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus.  Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus, “Kraig”, “Kraig Biocraft” “KBLB”, “the Company”, “we”, “us” and “our” refer to Kraig Biocraft Laboratories, Inc., a Wyoming corporation, unless the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision  .

About Our Company

We are Kraig Biocraft Laboratories, Inc., a corporation organized under the laws of Wyoming on April 25, 2006.  We were organized to develop high strength, protein-based fibers, using recombinant DNA technology, for commercial applications in both the specialty fiber and technical textile industries.  Specialty fibers are engineered for specific uses that require exceptional strength, heat resistance and/or chemical resistance.  The specialty fiber market is dominated by two synthetic fiber products:  aramid fibers and ultra high molecular weight polyethylene fiber.  Examples of these synthetic fibers include Kevlar® and Spectra®.  The technical textile industry involves products for both industrial and consumer products, such as filtration fabrics, medical textiles (e.g., sutures and artificial ligaments), safety and protective clothing and fabrics used in military and aerospace applications (e.g., high-strength composite materials).

We have collaboration agreements with University of Notre Dame and the University of Wyoming that give us the exclusive use of certain intellectual property for developing transgenic silkworms to produce spider silk fibers in commercially viable quantities.  We are using these genetic engineering technologies to develop fibers with greater strength, resiliency and flexibility for use in our target markets, namely the specialty fiber and technical textile industries.  Our agreement with the University of Notre Dame has lapsed.  However, we are finalizing the negotiation of a new agreement with Notre Dame which is on substantially the same terms as the agreement that has expired.  This new agreement is currently going through the approval procedures at the University of Notre Dame.  Based on the Emails from our contacts at Notre Dame and our past dealings with Notre Dame, we expect the new agreement with Notre Dame will be signed prior to January 31, 2010.  If we were unable to renew our agreement with Notre Dame, we would work with a different university laboratory, such as the University of Wyoming.  Michigan State University or the University of Michigan are also possible candidates.  There would be some additional cost and loss of time if we had to restart our research with another university laboratory.  We estimate that it would be an approximate six (6) month time loss and an additional research cost of $60,000 to $130,000 if we had to move the Notre Dame research operation to another university and use new laboratory personnel.  Even if we do not renew our research agreement with the University of Notre Dame, we would be able to continue to license Notre Dame’s piggybac gene splicing technology under a separate, new licensing agreement at an estimated annual cost of $15,000.  If we were unable to secure a license for Notre Dame’s gene splicing technology, we would have to switch to an alternative gene splicing technology, which would probably result in a loss of an additional 90 days.  The cost of licensing such alternative gene splicing technology would be at a comparable cost as licensing Notre Dame’s piggybac gene splicing technology.

We are currently in the first stage of our development, which is to develop a transgenic silkworm that can produce a recombinant spider silk fiber by inserting genetic sequences into ordinary silkworms using patented genetic engineering technology under our license and collaboration agreements with the University of Norte Dame and the University of Wyoming.  The proceeds from the offering, as described below, will be used to fund this first stage, which we expect to complete by October 1, 2011.

As of the date of this prospectus, we have not generated any revenues from our development activities.  To date, we have generated an accumulated deficit of $ 4.15 million.  As of December 31 , 2009 we had $ 24,570 in cash (which are the remaining proceeds from a bridge financing that we closed prior to the initial filing of the registration statement in which this prospectus is contained).  Our cash balance is not sufficient to advance our research and development obligations under our agreements with The Universities of Norte Dame and Wyoming.  Both universities have indicated to us that they desire to continue their respective collaborative efforts with us, with the expectation that we will be able to raise capital under the Equity Line of Credit to fund our research and development efforts.  We have also received a going concern opinion from our independent registered accounting firm in its audit report for our fiscal year ended December 31, 2009 .

Approximately 95% of the proceeds from the equity line of credit will be used for expenses that are non-discretionary, such as employee salaries, the costs of our research and development obligations under the pending agreement with the University of Notre Dame, the costs related to our operation as a public company (primarily, legal and accounting fees) as well legal fees for securing our intellectual property, rent and telecommunications (phone, fax and Internet).  Consequently, we believe that it is highly likely that we will use all $1,000,000 of the proceeds we expect to raise from the equity line of credit.  We also expect to be able to raise the full $1,000,000 from the equity line of credit.  We believe the results of our research and development efforts will help increase our stock price and, therefore, reduce the number of shares we will need to put to Calm Seas in order to raise the full $1,000,000 in gross proceeds we are seeking to raise under the equity line of credit.  In the event that we do not have positive results from our research and development during the 24 month term of the equity line of credit, we believe it will be unlikely that we will raise the full $1,000,000 in gross proceeds under the equity line of credit.  In the event that we raise substantially less than the maximum proceeds we expect to raise under the equity line of credit by the expiration of its 24 month term, we will seek to extend or renew the equity line of credit with Calm Seas Capital to raise the short-fall additional revenue on substantially the same terms as under the September 14, 2009 letter agreement.  If Calm Seas Capital is unwilling or unable to enter into such an arrangement, we will be forced to raise additional capital from other investors.  Alternatively, if our research yields some promising or positive results, we may seek a corporate partner in a joint venture or licensing arrangement in which we would seek to negotiation an upfront licensing fee and/or capital investment from such corporate partner.   We have not yet identified any corporate partners for any such joint venture or licensing arrangement.

Recent Developments

On November 20, 2009, Kim Thompson, our President and Chief Executive Officer, concluded that our previously issued financial statements for the period ended June 30, 2009 should no longer be relied upon because we did not account for a derivative liability associated with the CEO’s employment agreement. Specifically, the employment agreement gives the CEO the option to convert his past due salary into shares of our common stock at a variable rate based on the fair value of the stock.  The effect on the financial statements was an increase in liabilities and net loss of $3,572,747.  Our independent auditor, Webb & Company, P.A. was informed of the matters disclosed above.  We filed a Current Report on Form 8-K to report this determination made by our President and Chief Executive Officer.

On November 24, 2009, we filed an Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 to restate the financials and to update the disclosures regarding compliance with Section 16(a) of the Securities Exchange Act of 1934.   In this amendment to our Quarterly Report, we amended our financial statements and our Management’s Discussion and Analysis of Financial Condition.  Specifically we amended the financial statements and supplementary data in the June 30, 2009 Form 10-Q to properly account for the embedded derivative liability associated with our CEO’s employment agreement.

Our operating expenses for the year ended December 31, 2009 was $ 524,707 .  Such amount represented an increase of $ 169,060 from the year ended December 31 , 2008.  The increase in operating expenses was primarily the result of higher general and administrative expenses and higher professional fees.

We had other expenses of  $ 2,268,436 for the year ended December 31 , 2009,all of which was due to (i) interest expense of $ 41,814 and (ii) the recognition of derivative expense of $ 2,226,622 for the convertible accrued salary owed to the CEO and embedded derivative liability on the convertible notes payable for the year ended December 31 , 2009.

As of December 31 , 2009 we had $ 24,570 in cash compared to $9,537 as of December 31, 2008.

On March 20, 2010, we renewed our agreement with the University of Notre Dame on substantially the same terms as the prior agreement.   This renewed agreement has a term that ends February 28, 2011.  For a description of the terms of our prior agreement with Notre Dame, see “Intellectual Property/Collaborative Research Agreement with Notre Dame University” on page 24.

We believe we can not satisfy our cash requirements for the next twelve months with our current cash.  Completion of our plan of operation is subject to attaining adequate financing.

Where You Can Find Us

Our principal executive office location and mailing address is 120 N. Washington Square, Suite 805, Lansing, Michigan 48933.  Our corporate telephone number is (517) 336-0807

The Offering

This prospectus relates to the resale of up to 63,600,000 shares of our Class A common stock that may be issued to Calm Seas pursuant to a “put right” under a letter agreement for an Equity Line of Credit, that we entered into with Calm Seas on July 17, 2009 as amended on September 14, 2009 (together, as amended, the “Letter Agreement”).

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 63,600,000 shares pursuant to the exercise of our put right under the Letter Agreement, although the number of shares that we will actually issue pursuant to that put right may be significantly less than 63,600,000, depending on the trading price of our Class A common stock.

The Letter Agreement with Calm Seas provides that over a 24 month period we may put to Calm Seas up to an aggregate of $1,000,000 in shares of our Class A common stock for a purchase price equal to 80% of the lowest closing “bid” price of our Class A common stock during the five consecutive trading days immediately following the date we deliver notice to Calm Seas of our election to put shares pursuant to the Letter Agreement.  We may only put shares at the beginning of each calendar month, unless Calm Seas accepts an additional put (as described below).  The dollar value that we will be permitted to put each month pursuant to the Letter Agreement will be the lesser of: (A) the product of (i) 200% of the average daily volume in the US market of our Class A common stock for the ten trading days prior to the date we deliver our put notice to Calm Seas multiplied by (ii) the average of the daily closing prices for the ten (10) trading days immediately preceding the date we deliver our put notice to Calm Seas, or (B) $75,000.  We will automatically withdraw our put notice to Calm Seas if the lowest closing bid price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing “bid” price for our Class A common stock for the ten (10) trading days prior to the date we deliver our put notice to Calm Seas.

On the seventh business day after we deliver our put notice to it, Calm Seas will purchase the number of shares share set forth in the put notice at the dollar value set forth in the put notice by delivering such amount to us by wire transfer.

Notwithstanding the $75,000 ceiling for each monthly put, as described above, we may at any time request Calm Seas to purchase shares in excess of such ceiling, either as a part of a monthly put or as an additional put(s) during such month.  If Calm Seas, in its sole discretion, accepts such request to purchase additional shares, then we may include the put for additional shares in our monthly put request or submit an additional put for such additional shares in accordance with the procedure set forth above.

Calm Seas has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio.  This prospectus covers the resale of our stock by Calm Seas either in the open market or to other investors through negotiated transactions. Calm Seas’ obligations under the Letter Agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Calm Seas.

Except as described above, there are no other conditions that must be met in order for Calm Seas to be obligated to purchase the shares set forth in the put notice.

The Letter Agreement will terminate when any of the following events occur:

•	Calm Seas has purchased an aggregate of $1,000,000 of our Class A common stock; or

•	The second anniversary of the effective date of the registration statement covering our equity line of credit with Calm Seas.

As we draw down on the Equity Line of Credit, shares of our Class A common stock will be sold into the market by Calm Seas.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our Class A common stock and the number of shares to be issued under the Equity Line of Credit.  If our stock price declines, we will be required to issue a greater number of shares under the Equity Line of Credit.  We have no obligation to utilize the full amount available under the Equity Line of Credit.

Terms of the Offering

Class A common stock offered:	Up to 63,600,000 shares of Class A common stock, no par value, to be offered for resale by Calm Seas.

Class A common stock to be outstanding before this offering:	518,689,550 shares

Common stock to be outstanding after this offering:	582,289,550 shares

Use of proceeds:	We will not receive any proceeds from the sale of the shares of Class A common stock. However, we will receive proceeds from the Equity Line of Credit. See “Use of Proceeds”.

Risk factors:	An investment in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus.

OTC Bulletin Board symbol:	“KBLB”

SUMMARY FINANCIAL DATA

The following table provides summary financial statement data of Kraig Biocraft Laboratories, Inc.  The financial data for the years ended December 31 , 2009 and 2008 and  the period of April 25, 2006 (date of inception) to December 31 , 2009 have been derived from our audited financial statements. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the related notes included in this prospectus.

	For the Year Ended December 31 , 2009		For the Year Ended December 31, 2008	From Inception through December 31 , 2009
	(Audited)		(Audited)	(Audited)

Net Sales		$--	$--	$--

Total Operating Expenses		$524,707	$355,647	$1,882,885

Loss from Operations	$	(524,707)	(355,647)	$(1,882,885)

Net loss	$	(2,793,143)	$ (360,104)	$(4,156,554)

Loss Per Share – Basic and Diluted		$(0. 01 )	$(0. 00 )

	As of December 31 , 2009	As of December31, 2008
BALANCE SHEET DATA:	(Audited)	(Audited)

Cash	$24,570	$9,537

Total assets	$27,694	$12,660

Total liabilities – related party	$2,944,108	$485,211

Total Current Liabilities	$3,175,071	$550,961

Total Liability	$3,202,471	$550,561

Stockholders’ Deficit	$(3,174,777)	$(538,301)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and its subsidiary not to the selling stockholders.

Risk Related to Our Company

The report of the independent registered public accounting firm on our 200 9 financial statements contains a going concern modification.

The report of the independent registered public accounting firm covering our financial statements for the years ended December 31, 200 9 and December 31, 200 8 stated that certain factors, including that we are a development stage company and we have a working capital and shareholder deficit, raise substantial doubt as to our ability to continue as a going concern.

We may be unable to maintain an effective system of internal controls and accurately report our financial results or prevent fraud, which may cause our current and potential stockholders to lose confidence in our financial reporting and adversely impact our business and our ability to raise additional funds in the future.

Effective internal controls are necessary for us to provide reliable financial statements and effectively prevent fraud.  We have no internal accounting staff.  As we noted in our annual report on Form 10-K for the year ended December 31, 200 9 , we reported that our internal control over financial reporting was not effective for the purposes for which it is intended because we had a material weaknesses:  We did not have a system in place to ensure all of our consulting agreements are timely reconciled to the financial statements.  Though we have taken some steps to we have taken steps to address our material weaknesses in our internal control over financial reporting, including education of management of disclosure requirements and financial reporting controls, we still have not eliminated the material weakness in our internal controls over financial reporting.  If we cannot provide reliable financial statements or prevent fraud, our operating results and our reputation could be harmed as a result, causing stockholders and/or prospective investors to lose confidence in management and making it more difficult for us to raise additional capital in the future.

In our “Management's Annual Report on Internal Control Over Financial Reporting” that appeared in our annual report on Form 10-K for the year ended December 31, 200 9 , we reported that our internal control over financial reporting was not effective for the purposes for which it is intended based on the following material weaknesses:

-	We do not have a system in place to ensure all of our consulting agreements are timely reconciled to the financial statements.

We failed to properly account for the embedded derivative liability associated with the CEO’s employment agreement in our quarterly and annual reports . As reported in our most recent Annual Report we had taken the following remediation steps to help address our material weaknesses in our internal control over financial reporting:

1.	We will continue to educate our management personnel to comply with the disclosure requirements of Securities Exchange Act of 1934 and Regulation S-K;
2.	We will increase management oversight of accounting and reporting functions in the future ; and
3.	We will hire personnel to handle our accounting and reporting functions.

We do not expect to remediate the weaknesses in our internal controls over financial reporting until January 2012, when we hope to commercialize a recombinant fiber (and, therefore, may have sufficient cash flow for hiring personnel to handle our accounting and reporting functions).

We currently do not have any patent rights in the products we are seeking to develop and we currently license the genetic sequences and genetic engineering technology we need to develop our products.  If any third party challenges our claim to intellectual property rights in the fiber products we are seeking to develop or the intellectual property rights that we license, our business may be materially harmed

We have no patents or design patents on any of the fiber products we are seeking to develop.  It is possible that the fiber products we are seeking to develop could be imitated or directly manufactured and sold by a competitor.  In addition, some or all of our research, development ideas and proposed products may be covered by patent rights held by some other entity.  In that event, we could incur devastating liability and be forced to cease operations.

We have entered into an intellectual property licensing agreement with Notre Dame and the University of Wyoming.  Pursuant to these licensing agreements, we have obtained certain exclusive rights to use intellectual property and genetic sequences owned by these universities.  However, we have no guarantee of the viability of these intellectual property rights or the rights that we have licensed do not infringe on the legal rights of third parties.  The intellectual property rights that we have licensed could be challenged or voided or that the licensed intellectual property is worthless and without utility.  We may also need to license additional intellectual property from persons or entities in order to successfully complete our research and development, and we cannot be certain that we would be able to enter into a license agreement with such persons or entities.  In which event our operations will be adversely affected and our prospects negatively affected. Our agreement with the University of Notre Dame w as renewed on March 20, 2010 on substantially the same terms as the prior agreement.

Existing stockholders could experience substantial dilution upon the issuance of Class A common stock pursuant to an equity line we have with Calm Seas Capital.

Under our the equity line of credit set forth in the Letter Agreement with Calm Seas Capital, we may put up to $75,000 of our Class A common stock to Calm Seas per month.  Notwithstanding the $75,000 ceiling for each monthly put, if both we and Calm Seas agree, we may submit one or more additional puts during any given month to the extent we need additional capital for our operations and/or our product development.  When we exercise our put Calm Seas will purchase such shares at a price per share equal to 80% of the lowest closing bid price of our Class A common stock during the five consecutive trading days immediately following the put date (as defined on page 2 of this prospectus).  Our equity line with Calm Seas Capital contemplates our future possible issuance of up to an aggregate 63,600,000 shares of our Class A common stock as a result of this registration statement, subject to certain restrictions.  Currently, we believe it is likely we will need to draw the full amount available under this equity line prior to the expiration of the equity line. If the terms and conditions of the equity line are satisfied, and we choose to exercise our put rights to the fullest extent permitted and sell all of the 63,600,000 shares of our common stock to Calm Seas Capital, the ownership by our existing non-affiliate stockholders will be diluted by approximately 33% based on 198,064,050 shares of Class A common stock held by non-affiliates on March 29, 2010 .  Additionally, if we are unable to raise $1,000,000 in proceeds from the sale of the entire 63,600,000 shares to Calm Seas Capital under the equity line of credit, we will seek to extend or renew the equity line of credit with Calm Seas Capital to raise the short-fall additional revenue on substantially the same terms as under the September 14, 2009 letter agreement.  If Calm Seas Capital is unwilling or unable to enter into such an arrangement, we will be forced to raise additional capital from other investors.   In either such cases, we expect that we would have to issue a significant number of additional shares that would further dilute existing shareholders.

We may not successfully manage any growth that we may experience.

Our future success will depend upon not only product development but also on the expansion of our operations and the effective management of any such growth, which will place a significant strain on our management and on our administrative, operational, and financial resources. To manage any such growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed as our growth could be adversely affected by such mismanagement.

Our initial development of recombinant silk fiber from the transgenic silkworm and other product development programs depend upon third-party researchers who are outside our control.

We depend upon independent researchers and collaborators, such as universities and their staff, to conduct our development of a transgenic silkworm and recombinant silk polymers, such as spider silk.  Such researchers and collaborators perform services under agreements with us. Such agreements are often standard-form agreements typically not subject to extensive negotiation.  These researchers or collaborators are not our employees, and in general we cannot control the amount or timing of resources that they devote to our product development programs.  These researchers and collaborators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our transgenic silkworm development and our product development programs, or if their performance is substandard, our introduction of protein based fiber products will be delayed or may not result at all.  These researchers and collaborators may also have relationships with other commercial entities, some of whom may compete with us.

If conflicts arise with our collaborators, they may act in their self-interests, which may be adverse to our interests.

Conflicts may arise in our collaborations we have entered into or may enter into due to one or more of the following:

•	disputes with respect to payments that we believe are due under a collaboration agreement;

•	disagreements with respect to ownership of intellectual property rights;

•	unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities, or to permit public disclosure of these activities;

•	delay of a collaborator’s development or commercialization efforts with respect to our product development; or

•	termination or non-renewal of the collaboration.

In addition, in our collaborations, we may be required to agree not to conduct independently, or with any third party, any research that is competitive with the research conducted under our collaborations. Our collaborations may have the effect of limiting the areas of research that we may pursue, either alone or with others. Our collaborators, however, may be able to develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations.

If we lose the services of key management personnel, we may not be able to execute our business strategy effectively.

Our future success depends in a large part upon the continued service of our founder and sole officer and director, Kim Thompson.  Mr. Thompson is critical to our overall management as well as the development of our technology, our culture and our strategic direction.  We do not maintain a key-person life insurance policy on Mr. Thompson.  The loss of Mr. Thompson would materially harm our business.

As our business grows, we will need to hire highly skilled personnel and, if we are unable to retain or motivate hire additional qualified personnel, we may not be able to grow effectively.

Our performance will be largely dependent on the talents and efforts of highly skilled individuals.  Our future success depends on our continuing ability to identify, hire, develop, motivate, and retain highly skilled personnel for all areas of our company.  Despite the current economic conditions, competition in our industry for qualified employees remains intense as the skills we require in our employees are highly specialized.  We compete with companies in the biotechnology and pharmaceutical industries that seek to retain scientists with genetic engineering experience and expertise.  Competition for qualified individuals remains intense despite the current economic conditions, which have somewhat softened demand for qualified personnel.  However, we expect that over the longer term we will continue to face stiff competition and may not be able to successfully recruit or retain such personnel. Attracting and retaining qualified personnel will be critical to our success.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any products we may develop, we may not be able to generate product revenue.

We do not currently have an organization for the sales, marketing and distribution of any fiber products that we expect to develop.  In order to market any products that may be develop, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. In addition, we have no experience in developing, training or managing a sales force and will incur substantial additional expenses in doing so.  The cost of establishing and maintaining a sales force may exceed its cost effectiveness.  Furthermore, we will compete with many companies that currently have extensive and well-funded marketing and sales operations.  Our marketing and sales efforts may be unable to compete successfully against these companies.  If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.

We are a development stage company, and we may be unable to generate significant revenues and may never become profitable.

We are a development stage company that has not generated any revenues to date.  We expect to incur significant research and development costs for the foreseeable future.  We may not be able to successfully achieve a transgenic silkworm and/or successfully market fiber products we produce in the future that will generate significant revenues.  In addition, any revenues that we may generate may be insufficient for us to become profitable.

In particular, potential investors should be aware that we have not proven that we can:

•
raise sufficient additional capital in the public and/or private markets to continue the development of the transgenic silkworm, demonstrate the ability to produce commercial volumes of recombinant silk fibers or product effective polymer fibers using such recombinant silk fibers;

•	develop and manufacture specialty fibers achieve market acceptance;

•	develop and maintain relationships with key vendors that will be necessary to optimize the market value of the fibers we develop;

•
maintain relationships with strategic partners that will be necessary to manufacture the fibers we develop or develop relationships with potential strategic partners which may license or distribute fiber products that we develop;

•	respond effectively to competitive pressures; or

•	recruit and build a management team to accomplish our business plan.

If we are unable to accomplish these goals, our business is unlikely to succeed.

As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.

We have a limited operating history from which to evaluate our business.  We have not generated any revenues to date, and we have not produced a transgenic silkworm nor have we demonstrated the viability of our technology.  Our failure to develop a transgenic silkworm would have a material adverse effect on our ability to continue operating.  Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in an early stage of development.  We may not be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

Because of this limited operating history and because of the emerging nature of our fiber product we are seeking to develop, our historical financial data is of limited value in estimating future operating expenses.  Our budgeted expense levels are based in part on our expectations concerning future revenues.  However, our ability to generate any revenues depends largely on our ability to (i) develop a transgenic silkworm and (ii) create polymer fibers from the silk created by such transgenic silkworms.  Moreover, even if we successfully develop a transgenic silkworm and polymer fibers from recombinant silk fibers, the size of any future revenues depends on the market acceptance of such fibers we develop, which is difficult to forecast accurately.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control.  For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as any indication of our future performance.  Our quarterly and annual expenses are likely to increase substantially over the next several years depending upon the level of fiber development activities.  Our operating results in future quarters may fall below expectations.  Any of these events could adversely impact our business prospects and make it more difficult to raise additional equity capital at an acceptable price per share.

We have limited intellectual property protection in overseas markets, which could affect our ability to grow our markets and increase our revenue.

The intellectual property that we licensed from Notre Dame and the University of Wyoming is covered by a series of US patents and US patent applications with limited or no international patent protection.  Overseas competitors could be using the same technology that we have licensed, which would affect our ability to expand our markets beyond the United States.  We are aware that laboratories and potential competitors overseas are using the “piggyback” gene splicing technology for the genetic modification of silkworm.  Such limited overseas intellectual property could affect our ability to introduce fiber products in overseas markets or effectively compete in such markets.

The patents underlying our license agreements could expire prior to our commercializing our specialty fibers, which would result in the loss of our competitive edge and could negatively impact our revenues and results of operations.

The patent rights that we license could expire before we are ready to market or commercialize any fiber product, or while we are still in research and development of proposed products.  In which event the patents would be worthless and would not protect us from potential competitors who would then have low barriers to entry and who would be in a position to compete more effectively with us.

Our license agreements restrict us from developing products for certain markets.

Some, but not all, of the gene sequences that we have licensed from Notre Dame and the University of Wyoming are covered by restrictions in the licensing agreement which preclude their use by us for sporting goods and medical applications.

We have not registered any trademark rights for products we are seeking to develop and we therefore have to rely on common law trademark protection until we register our trademark.

Our research, proposed products, product names, labels, signage and advertising material, are not protected by any registered trademark rights or may be subject to an expired trademark registration.  We could be forced by litigation, or threat of litigation, to abandon our product names, labels, signage, advertising material, and even our research.  In such event we could incur substantial material expense, and could lose the value of marketing and promotional work and our research performed up to that date.  These losses would be in addition to the loss resulting from the payment of an award of damages to the party instituting or threatening litigation.  Such additional expenses could have an adverse effect on the results of our operations, which could negatively affect our stock price.

Our management has no previous experience in developing, marketing or selling recombinant fiber  which may have a negative effect on our ability to develop or sell our products.

We are recently formed corporation.  Our current management has no previous experience in developing, marketing or selling recombinant fiber and the other products that we intend to develop and market.  Additionally, our current management has no experience in the business of scientific research and development, which is critical to our success.  The inexperience of our management may negatively affect our ability to succeed in developing, marketing and/or distributing our proposed products.

We are unprepared for technological changes in our industry, which could result in our products being obsolete or replaced by better technology.

The industry in which we participate is subject to rapid business and technological changes.  The business, technology, marketing, legal and regulatory changes that could occur may have a material adverse impact on us.  New inventions and product innovations may make our proposed products obsolete.  Other researches may develop and patent technologies which make our line of research obsolete.  We may not have the financial or technical ability to keep up with its competitors.

Our business is based on unproven scientific research and makes our business highly risky.

We are engaging in research and development of new recombinant silk fibers.  Due to the speculative nature of this scientific research, our chances of success are speculative and we cannot be certain that we will succeed in developing new fibers or that our use of novel transgenic methods will be successful.  An investment in us, therefore, is highly speculative and risky.

The fibers we develop could expose us to product liability claims and government regulation, which could have a negative impact on our results of operations.

The fibers we are seeking to develop may subject us to product liability claims if widely used, including but not limited to design defect, environmental hazards, quality control, and durability of product.  This potential liability is increased by virtue of the fact that our products in development may be used as protective and safety materials.  There is tremendous potential liability to any person who is injured by, or while using, one of our products.  As a manufacturer, we may be strictly liable for any damage caused by our products.  This liability might not be covered by insurance, or may exceed any coverage that we may obtain.

Additionally, our products, if successfully developed, will be produced by means of genetic engineering.  These transgenic methods may carry inherent environmental risks and the production of the products may therefore also be heavily regulated by the government.  We may face changes in governmental regulation polices and practices which could have a significant adverse effect on us and our ability to develop, produce and market any products.

Our operations would be negatively affected by any dispute with our partner Universities or by labor unrest (such as disputes, strikes or lockouts) between such Universities and its academic staff.

We have signed intellectual property, sponsored research and collaborative research agreements with one or more universities.  The continued cooperation of university(s), as well as the cooperation of other institutions and or universities is essential for our success of the Company. In the event of a material dispute with the university(s), such a dispute could create a cessation of operations for a period of time that could be detrimental to our operations and survival.  Additionally, in the event of a material dispute between such universities and its employees could create a cessation of operations for period of time that could be detrimental to our product development.

Unforeseen circumstances may require us to use the proceeds from the Equity Line of Credit in a manner not set forth in the Use of Proceeds section of this prospectus.

We have disclosed an itemized Use of Proceeds, and thus, we have disclosed how our management intends to administer the proceeds from the equity line of credit.  Management does intend to use the proceeds from this offering, in part, to pay off some of unpaid salary we owe to our Chief Executive Officer (which we have accounted for as an accrued expense and which amount bears interest at the rate of seven percent per annum and is due on demand by our Chief Executive Officer) and accounts payable, including contractual obligations associated with this offering.  However, results of our research and development may not go as we hope and we may have to conduct further research and development that we currently do not expect that we will have to do.  In such event,, the funds used for these purposes will require us to raise additional capital.

Our competitors are larger competitors with greater financial resources than we have and we may face increased competition due to the low barriers of entry to our industry.

We compete directly with numerous other companies with similar product lines and/or distribution that have extensive capital, resources, market share, and brand recognition.  There are few barriers to entry on the industry in which we compete.  This creates the strong possibility of new competitors emerging, and of others succeeding in developing the same or similar fibers that we are trying to develop.  The effects of this increased competition may be materially adverse to us and our stockholders.

We may face various governmental regulation, which could increase our costs and lower our future profitability.

Governmental regulation regarding import/export, taxes, transgenic, scientific research and university based research, biological research; transgenic product manufacture and distribution, environmental regulation and packaging requirements may be adverse to our operations, research and development, revenues, and potential profit.  We are especially at risk from governmental restriction and regulations related to the development of materials by use of transgenic organisms.  Federal and state regulations impose strict regulation on the use, storage, and transportation of such transgenic organisms.  Such rules impose severe penalties on us for any breach of regulations, for any spill, release, or contamination caused while the substances are under our direct or indirect ownership or control.  We are not aware of any such breach of governmental regulation, or of any spill, release, or contamination.  If such a release, or other regulatory breach does occur in the future, the resulting clean up costs, and/or fines and penalties, would cause a material negative effect on the Company and its financial future.  In that event, investors could expect to lose their entire investment.

Risks Related to Our Stock

We may need to raise additional capital by sales of our Class A common stock, which may adversely affect the market price of our Class A common stock and your rights in us may be reduced.

We expect to continue to incur product development and selling, general and administrative costs, and in order to satisfy our funding requirements, we will need to sell additional equity securities, in transactions similar in size and scope to our Equity Line of Credit covered by this prospectus.  Such additional sales of equity securities may be subject to registration rights.  The sale or the proposed sale of substantial amounts of our Class A common stock in the public markets may adversely affect the market price of our Class A common stock and our stock price may decline substantially. Our stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon sale of their shares. Also, new equity securities issued may have greater rights, preferences or privileges than our existing Class A common stock.

There is no assurance of an established public trading market.

A regular trading market for our Class A common stock may not be sustained in the future. FINRA has enacted changes that limit quotation on the OTCBB to securities of issuers that are current in their reports filed with the SEC. The OTCBB is an inter-dealer, over-the-counter market that provides significantly less liquidity than a listing on the Nasdaq Stock Markets or other national securities exchange. Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for the Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of Class A common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our Class A common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities pursuant to a future offering;

•	competitive developments;

•	variations in quarterly operating results;

•	change in financial estimates by securities analysts;

•	the depth and liquidity of the market for our Class A common stock;

•	investor perceptions of our company and the technologies industries generally; and

•	general economic and other national conditions.

Our Class A common stock is considered “a penny stock” and, as a result, it may be difficult to trade a significant number of shares of our Class A common stock.

The Securities and Exchange Commission (“SEC”) has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. Since our Class A common stock has been eligible for quotation on the OTCBB, the market price of our Class A common stock has been less than $5.00 per share.  As a result of our prior private placements, we will have increased the number of shares outstanding by almost ten-fold.  Consequently, it is likely that the market price for our Class A common stock will remain less than $5.00 per share for the foreseeable future and therefore may be a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our Class A common stock and may affect the ability of investors hereunder to sell their shares. In addition, because our Class A common stock is traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

We do not intend to pay dividends.

We have never declared or paid any dividends on our securities. We currently intend to retain our earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

Risk Factors Related to the Equity Line of Credit and This Offering

We are registering an aggregate of 63,600,000 shares of Class A Common Stock to be issued under the Equity Line of Credit.  The sale of such shares could depress the market price of our Class A common stock.

We are registering an aggregate of 63,600,000 shares of our Class A common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line of Credit. The sale of these shares into the public market by Calm Seas could depress the market price of our common stock. As of March 29 , 2010, there were 518,689,550 shares of our common stock issued and outstanding.

We may not have access to the full amount under the Equity Line.

As of April 6, 2010 the closing market price of our common stock was $0.01 2 . There is no assurance that the market price of our Class A common stock will increase substantially in the near future. The entire commitment under the Equity Line of Credit is $1,000,000.  We would need to maintain the market price of our Class A common stock at approximately $0.0197 in order to have access to the full amount under the Equity Line of Credit.   Since September 1, 2009, our Class A common stock has been trading at or below $0.018 per share.  However, during such period we have not made any announcements regarding any developments in our business and we did not raise any capital to fund our research and development efforts.  We expect that, initially, the resale by Calm Seas Capital of the shares of our Class A common stock that we will sell to them under our Equity Line of Credit.  However, if we are able to report positive developments in our research and development efforts, we expect that such announcements will cause our stock price to increase sufficiently to a price per share above the price we need to allow us to obtain $1,000,000 gross proceeds under the Equity Line of Credit.  The Equity Line of Credit is designed to raise $1,000,000 over a 24 month period.  As described on page 26 of this prospectus, our goal is to have commercialization of a recombinant fiber by January 30, 2012 (approximately 24 months from the date of this prospectus).  In the interim, we have other research and development goals – such as the laboratory production of recombinant fiber and high performance fiber.  If we achieve such goals, we expect that the announcement of such achievements will have a significant positive impact on the price of our Class A common stock.  Although we will be spending approximately $485,000 on our research and development efforts, technology research and development is very risky.  We cannot be certain that we will achieve our research and development goals.  Any set backs in our research and development activities may cause our stock price to drop, in which event we would probably not be able to raise $1,000,000 under our Equity Line of Credit.  In the event that we raise substantially less than the maximum proceeds we expect to raise under the equity line of credit by the expiration of its 24 month term, we will seek to extend or renew the equity line of credit with Calm Seas Capital to raise the short-fall additional revenue on substantially the same terms as under the September 14, 2009 letter agreement.  If Calm Seas Capital is unwilling or unable to enter into such an arrangement, we will be forced to raise additional capital from other investors.   Alternatively, if our research yields some promising or positive results, we may seek a corporate partner in a joint venture or licensing arrangement in which we would seek to negotiation an upfront licensing fee and/or capital investment from such corporate partner.   We have not yet identified any corporate partners for any such joint venture or licensing arrangement.

Calm Seas will pay less than the then-prevailing market price for our Class A common stock.

The Class A common stock to be issued to Calm Seas pursuant to the Letter Agreement will be purchased at a twenty percent discount to the lowest closing bid price of our Class A common stock during the five consecutive trading days immediately following the date we deliver to Calm Seas a notice of our election to put shares to it pursuant to the Letter Agreement. Calm Seas has a financial incentive to sell our Class A common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Calm Seas sells the shares, the price of our Class A common stock could decrease. If our stock price decreases, Calm Seas may have a further incentive to sell the shares of our Class A common stock that it holds. These sales may have a further impact on our stock price.

There may not be sufficient trading volume in our Class A common stock to permit us to generate adequate funds from the exercise of our put.

The Letter Agreement provides that the dollar value that we will be permitted to put to Calm Seas will be the lesser of: (A) 200% of the average daily volume in the OTC Bulletin Board of the Class A common stock for the ten trading days prior to the date we deliver to Calm Seas a notice of our put, multiplied by the average of the ten daily closing prices immediately preceding the date we deliver a put notice to Calm Seas, or (B) $75,000.   We will automatically withdraw our put notice to Calm Seas if the lowest closing bid price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing “bid” price for our Class A common stock for the ten (10) trading days prior to the put date.  If the average daily trading volume in our Class A common stock is too low, it is possible that we would exercise a put for less than $75, which may not provide adequate funding for our planned operations.

Our Class A common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock has historically been sporadically or “thinly-traded” on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

The selling shareholder may engage in hedging transactions, other than short sales, which may result in broker-dealers or other financial institutions engaging in short sales for their own account and not for the benefit of the selling security holder, which may cause a steep decline of our share price.

In connection with the distribution of the Class A common stock or otherwise, the selling shareholder may enter into hedging transactions, other than short sales, with broker-dealers or other financial institutions.  In connection with such hedging transactions, broker-dealers or other financial institutions may, for their own account and not for the benefit of Calm Seas Capital,  engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder.  If there are significant short sales of our stock by such broker-dealers or other financial institutions, the price decline that would result from this activity will cause our share price to decline which in turn may cause long holders of our stock to sell their shares thereby contributing to sales of stock in the market.  If there is an imbalance on the sell side of the market our stock the price will decline. It is not possible to predict if the circumstances where by a short sales could materialize or to what our share price could drop. In some companies that have been subjected to short sales their stock price has dropped to near zero. We cannot provide any assurances that this situation will not happen to us.

Shares eligible for future sale by our current shareholders may adversely affect our stock price.

To date, we have had a very limited trading volume in our Class A common stock.  As long as this condition continues, the sale of a significant number of shares of Class A common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered.  In addition, sales of substantial amounts of Class A common stock, including shares issued upon the exercise of outstanding options and warrants, under Securities and Exchange Commission Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of Broker-Dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as Kraig Biocraft Laboratories, must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board.  If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board.  As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by Calm Seas. However, we will receive proceeds from the sale of our common stock to Calm Seas pursuant to the put right under the Letter Agreement. The proceeds from our exercise of the put option pursuant to the Letter Agreement will be used as follows:

Month	Salaries(1)	Research & Development Expenses(2)	Professional Services(3)	Office Expense(4)	Reserve(5)
1	$13,217	$93,533	$19,667	$1,200	$2,500
2	13,217	93,533	2,000	$1,200	$2,500
3	13,217	58,833	2,000	$1,200	$2,500
4	13,217	2,433	2,000	$1,200	$2,500
5	13,217	2,433	11,668	$1,200	$2,500
6	13,217	2,433	2,667	$1,200	$2,500
7	13,217	2,433	2,667	$1,200	$2,500
8	13,217	2,433	8,667	$1,200	$2,500
9	13,217	2,433	2,667	$1,200	$2,500
10	13,217	2,433	2,667	$1,200	$2,500
11	13,217	2,433	2,667	$1,200	$2,500
12	13,217	2,433	7,663	$1,200	$2,500
13	13,217	48,133	2,000	$1,200	$2,500
14	13,217	48,133	2,000	$1,200	$2,000
15	13,217	48,133	2,000	$1,200	$2,000
16	13,217	48,133	2,000	$1,200	$2,000
17	13,217	3,133	7,000	$1,200	$2,000
18	13,217	3,133	2,667	$1,200	$2,500
19	13,217	3,133	2,667	$1,200	$2,500
20	13,217	3,133	7,000	$1,200	$1,500
21	13,217	3,133	10,600	$1,200	$1,250
22	13,217	3,133	2,000	$1,200	$1,250
23	13,217	3,133	2,000	$1,200	$1,250
24	13,217	3,133	7,666	$1,200	$1,250
TOTAL	$317,208	$485,392.00	$116,600.00	$28,800.00	$52,000.00

(1) Consists of employee salaries, cost of benefits and payroll taxes.  Also includes repayments of unpaid salary we owe to our Chief Executive Officer, which we have accounted for as an accrued expense and which amount bears interest at the rate of seven percent per annum and is due on demand by our Chief Executive Officer.
(2) Includes research and development expenses we are required to incur under our research collaboration agreement with the University of Notre Dame.  Also includes (i) payments for a portion of the amount owed by the Company to its CEO for the transfer of intellectual property to the Company, which has been recorded in the financial statements as royalty payments due to a related party and (ii) auto and travel expenses (including the purchase of an automobile) that will be primarily related to investor relations matters.
(3) Includes legal, accounting, press release and EDGAR filing services and transfer agent expenses.  Legal expenses will include not only SEC matters (such as periodic reporting and expenses related to this registration) but also intellectual property matters (such as patent filings).
(4) Office expenses include rent, telecommunications, postage/shipping, office equipment and office supplies.
(5)  Approximately $2,500 will be set aside each month (up to 6% of gross proceeds) to cover expenses due to contingent events, such as equipment loss or replacement or increase in research and development expenses from unforeseen events.

Approximately 95% of the proceeds from the equity line of credit will be used for expenses that are non-discretionary, such as employee salaries, the costs of our research and development obligations under our soon-to-be renewed agreement with the University of Notre Dame, the costs related to our operation as a public company (primarily, legal and accounting fees) as well legal fees for securing our intellectual property, rent and telecommunications (phone, fax and Internet).  Consequently, we believe that it is highly likely that we will use all $1,000,000 of the proceeds we expect to raise from the equity line of credit.  We also expect to be able to raise the full $1,000,000 from the equity line of credit.  We believe that positive results of our research and development efforts under our arrangement with the University of Notre Dame will help increase our stock price and, therefore, reduce the number of shares we will need to put to Calm Seas in order to raise the full $1,000,000 in gross proceeds we are seeking to raise under the equity line of credit.

In the event we are unable to raise the full $1,000,000 from the equity line of credit, we would use the proceeds in the following priority:  (i) research and development expenses we are required to incur under our research collaboration agreement with the University of Notre Dame, (ii) employee salaries, cost of benefits and payroll taxes, (iii) rent and telecommunications, (iv) legal expenses (both SEC and intellectual property) and accounting expenses, press release and EDGAR filing services and transfer agent expenses, (v) postage/shipping, office equipment and office supplies, (vi) auto and travel expenses (including the purchase of an automobile) that will be primarily related to investor relations matters, (vii) payments for a portion of the amount owed by the Company to its CEO for the transfer of intellectual property to the Company, which has been recorded in the financial statements as royalty payments due to a related party and (viii) reserves to cover expenses due to contingent events.

In the event that we raise substantially less than the maximum proceeds we expect to raise under the equity line of credit by the expiration of its 24 month term, we will seek to extend or renew the equity line of credit with Calm Seas Capital to raise the short-fall additional revenue on substantially the same terms as under the September 14, 2009 letter agreement.  If Calm Seas Capital is unwilling or unable to enter into such an arrangement, we will be forced to raise additional capital from other investors.  Alternatively, if our research yields some promising or positive results, we may seek a corporate partner in a joint venture or licensing arrangement in which we would seek to negotiation an upfront licensing fee and/or capital investment from such corporate partner.   We have not yet identified any corporate partners for any such joint venture or licensing arrangement.

SELLING SHAREHOLDER

The following table sets forth the name of the selling shareholder, the number of shares of common stock owned, the number of shares of common stock registered by this prospectus and the number and percent of outstanding shares that the selling shareholder will own after the sale of the registered shares, assuming all of the shares are sold.  The information provided in the table and discussions below has been obtained from the selling shareholder.  As used in this prospectus, “selling shareholder” includes donees, pledges, transferees or other successors in interest selling shares of our common stock received from the named selling shareholder as a gift, pledge, distribution or other non sale-related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act.  Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.  As of March 29 , 2010, there were 518,689,550 shares of our common stock issued and outstanding.

On September 14, 2009, we entered into the Amended Letter Agreement with Calm Seas to raise up to $1,000,000 through an equity line of credit.   Except as described above, to our knowledge Calm Seas has not had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

Beneficial Ownership of Class A Common Shares Prior to this Offering			Number of Shares to be Sold	Beneficial Ownership of Class A Common Shares after this Offering
Selling Shareholder	Number of Shares	Percent of Class	Under this Prospectus (1)	Number of Shares (2)	Percent of Class (3)
Calm Seas Capital, Ltd. (4) 377 S. Nevada St. Carson City, NV 89703	63,600,000	10.9%	63,600,000	0	--

Total	63,600,000	10.9%	63,600,000	0	--

(1)
The number of shares set forth in the table represents an estimate of the number of common shares to be offered by the selling shareholder.  We have assumed the sale of all of the common shares offered under this prospectus will be sold. However, as the selling shareholder can offer all, some or none of its common stock, no definitive estimate can be given as to the number of shares that the selling shareholder will offer or sell under this prospectus.

(2)	These numbers assume the selling shareholder sells all of its shares after the completion of the offering.

(3)	Based on 582,289,550 shares of Class A common stock outstanding after the completion of the offering.

(4)	Calm Seas Capital, LLC is a Nevada limited liability company. Michael Andrew McCarthy is the managing member of Calm Seas with voting and investment power over the shares.

Equity Line of Credit

The selling security holder is reselling shares of our Class A common stock sold to it by our exercise of the put right under the Letter Agreement.  Each month we may put up to $75,000 of our Class A common stock to Calm Seas, which will purchase such shares at a price per share equal to 80% of the lowest closing bid price of our Class A common stock during the five consecutive trading days immediately following the date the notice of our election to put shares pursuant to the Letter Agreement is delivered to Clam Seas (the date of delivery of such notice is referred to as the “put date”).  Notwithstanding the $75,000 ceiling for each monthly put, if both we and Calm Seas agree, we may submit one or more additional puts during any given month to the extent we need additional capital for our operations and/or our product development.  We can only submit such additional put(s) if Calm Seas Capital agrees to it.  Furthermore, the additional put is subject to the $1,000,000 limitation of this offering.  The additional put allows us to obtain additional capital in the event that our product development proceeds quicker than we expect.

We will automatically withdraw our put notice to Calm Seas if the lowest closing bid price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing “bid” price for our Class A common stock for the ten (10) trading days prior to the put date.

The selling shareholder will not receive any compensation, fees or commissions under the Equity Line Agreement.

We expect to be able to raise the full $1,000,000 from the equity line of credit.  We believe that positive results of our research and development efforts under our arrangement with the University of Notre Dame will help increase our stock price and, therefore, reduce the number of shares we will need to put to Calm Seas in order to raise the full $1,000,000 in gross proceeds we are seeking to raise under the equity line of credit.

Our equity line with Calm Seas Capital contemplates our future possible issuance of up to an aggregate 63,600,000 shares of our Class A common stock as a result of this registration statement, subject to certain restrictions.  Currently, we believe it is likely we will need to draw the full amount available under this equity line prior to the expiration of the equity line. If the terms and conditions of the equity line are satisfied, and we choose to exercise our put rights to the fullest extent permitted and sell all of the 63,600,000 shares of our common stock to Calm Seas Capital, the ownership by our existing non-affiliate stockholders will be diluted by approximately 33% based on 198,064,050   shares of Class A common stock held by non-affiliates on March 29 , 2010.  If we issue all of the shares under the equity line, we would have 582,289,550 shares issued and outstanding, of which 261,664,050 shares will be held by non-affiliates, resulting in a 33% increase in the public float.   We expect that the initial issuance of the shares under the equity line and subsequent resale by Calm Seas Capital will probably cause our share price to decrease.  However, we also expect that with a substantial amount of the proceeds form the equity line being spent on research and development activities we may be able to offset such downward pressure on our stock price with announcements of our ongoing research and development.  If our research and development efforts are positive, we expect would expect the announcement of such result would cause our share price to increase.  Conversely, if we announce any negative results of our research and development efforts, we would expect the announcement of such result would cause a significant decrease in our stock price.

In the event that we raise substantially less than the maximum proceeds we expect to raise under the equity line of credit by the expiration of its 24 month term, we will seek to extend or renew the equity line of credit with Calm Seas Capital to raise the short-fall additional revenue on substantially the same terms as under the September 14, 2009 letter agreement.  If Calm Seas Capital is unwilling or unable to enter into such an arrangement, we will be forced to raise additional capital from other investors.  Alternatively, if our research yields some promising or positive results, we may seek a corporate partner in a joint venture or licensing arrangement in which we would seek to negotiation an upfront licensing fee and/or capital investment from such corporate partner.   We have not yet identified any corporate partners for any such joint venture or licensing arrangement.

Bridge Investment

Pursuant to the Letter Agreement, Calm Seas Capital made a Bridge Investment in us in the aggregate amount of $120,000, of which $100,000 was paid promptly after the Letter Agreement was signed in July 2009 and the remaining $20,000 was paid in late September 2009.  In this Bridge Investment, Calm Seas Capital purchased (i) twelve convertible debentures, each in the principal amount of $10,000 (the “Bridge Debentures”) and (ii) twelve warrants each exercisable for the purchase of 500,000 shares (the “Bridge Warrants”).

The Bridge Debentures, which mature on December 31, 2010, bear interest at the rate of 5% simple interest per annum, payable at maturity or convertible with the principal, and the principal and interest shall be convertible at the option of the holder at a fixed price of $.018 per share.  The Company cannot use any of the proceeds of the Equity Line Agreement to repay the Bridge Debentures or any interest thereon.  During any event of default, the Bridge Debentures will bear interest at the rate of 18% per annum or such lesser interest to the extent required under applicable usury law.

There will be an event of default under the Bridge Debentures if the Company

(i)	fails to pay the principal and interest when due and payable and such failure is not cured within 10 days of the due date,
(ii)	breaches any material term of the Bridge Debenture or Bridge and fails to cure such breach within 10 days of the Company’s receipt of notice of such breach from the holder,
(iii)	makes an assignment for the benefit of its creditors or has a receiver or trustee appointed,
(iv)	has a money judgment entered against it for more than $10,000 and such judgment is not vacated, bonded or stayed for 90 days,
(v)	enters bankruptcy.

After September 30, 2010, the Company may cause the Bridge Debentures to be converted into shares of its Class A common stock at the lower of (i) the conversion price then in effect and (ii) the average closing bid for the Company’s Class A common stock for the 20 trading days prior to the date the Company gives notice that it is converting the Bridge Debentures (but not less than $0.005 per share).

The conversion price of the Bridge Debentures will be proportionately adjusted in the event of merger, sale of assets, reclassification of the Company’s capital stock, stock split, reverse stock split or stock dividend.  Additionally, the conversion price of the Bridge Debentures will be proportionately reduced if the Company sells shares of its Class A common stock for a price per share less than the conversion price of the Bridge Debentures, excluding the issuance of shares pursuant to (a) Bridge Debentures or Bridge Warrants, (b) the Equity Line of Credit or other existing obligation of the Company to issue shares, (c) equity compensation plans or (d) the acquisition or another business.

The Bridge Warrants expire on December 31, 2011.  The Bridge Warrants are exercisable at an exercise price of $.02 per share, subject to customary adjustments for stock splits, stock dividends, distribution of non-cash assets by the Company to its shareholders, capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation.  Additionally, Calm Seas Capital may exercise the Bridge Warrants using a cashless exercise provision.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling shareholder to offer and sell up to an aggregate of 63,600,000 shares at such times and at such places as it chooses.  The decision to sell any shares is within the sole discretion of the holder thereof.

The distribution of the Class A common stock by the selling shareholder may be effected from time to time in one or more transactions.  Any of the Class A common stock may be offered for sale, from time to time, by the selling shareholder, or by permitted transferees or successors of the selling shareholder, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise.  The Class A common stock may be sold by one or more of the following:

•
On the OTCBB or any other national common stock exchange or automated quotation system on which our Class A common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

•	Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

•	Block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

•	Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

•	Ordinary brokerage transactions.

•	Directly to one or more purchasers.

•	A combination of these methods.

Calm Seas and any broker-dealers who act in connection with the sale of its shares are “underwriters” within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

In connection with the distribution of the Class A common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may, for their own account and not for the benefit of the selling shareholder, engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder. Under the September 14 Amended Letter Agreement, the selling shareholder cannot sell shares short. The selling shareholder may enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the Class A common stock, which shares such broker-dealers or financial institutions may resell pursuant to this prospectus, as supplemented or amended to reflect that transaction. The selling shareholder may also pledge the common stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may affect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In addition, any Class A common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling shareholder or its underwriters, dealers or agents may sell the Class A common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the selling shareholder may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the Class A common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the Commission from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling shareholder  will not engage in any stabilization activity in connection with our Class A common stock, will furnish each broker or dealer engaged by the selling shareholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any Class A common stock of our or attempt to induce any person to purchase any of the Class A common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of Class A common stock offered by the selling shareholder. We shall use our best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incidental to the offering and sale of the common stock to the public, which are estimated to be approximately $17,081. If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

DESCRIPTION OF SECURITIES

General

Our original articles of incorporation authorized 60,000,000 shares of Class A common stock, 25,000,000 shares of Class B common stock with no par value per share and 10,000,000 shares of preferred stock with no par value per share.  On February 16, 2009, we amended our articles of incorporation to provide for unlimited authorized shares, no par value, of Class A common stock and Class B common stock. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of March 29, 2010 , 518,689,550 shares of common stock Class A we re issued and outstanding and held by 28 shareholders of record, and we had no shares of Class B common issued and outstanding.  Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of Class A common stock and Class B common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of both classes of common stock voting for the election of directors can elect all of the directors. Holders of both classes of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of both classes of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of both classes of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation also provide that we are authorized to issue up to 10,000,000 shares of preferred stock with no par value per share. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding. Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

As further described in our financial statements, the company anticipates that it will issue 200,000 preferred shares to Kim Thompson pursuant an agreement between the company and Mr. Thompson.  Such preferred shares will have no right to dividends or other distributions, but will have super voting rights such that each preferred share will have the voting power equivalent to one hundred common class “A” shares.  We have not filed a certificate of designation to set the rights and preferences for these preferred shares to be issued to Mr. Thompson.  The selling shareholder has not consented to such issuance of preferred stock to Mr. Thompson.  We shall not be seeking to obtain the consent of the selling shareholder for such issuance as we are not required to do so under Wyoming corporate law.

Dividends

Since inception we have not paid any dividends on our Class A common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated financial statements for the years ended December 31, 2008 and 2007 included in this prospectus and the registration statement have been audited by Webb & Company, P.A. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Overview

We are Kraig Biocraft Laboratories, Inc., a corporation organized under the laws of Wyoming on April 25, 2006.  We were organized to develop high strength, protein-based fibers, using recombinant DNA technology, for commercial applications in both the specialty fiber and technical textile industries.  Specialty fibers are engineered for specific uses that require exceptional strength, heat resistance and/or chemical resistance.  The specialty fiber market is dominated by two synthetic fiber products:  aramid fibers and ultra high molecular weight polyethylene fiber.  Examples of these synthetic fibers include Kevlar® and Spectra®.  The technical textile industry involves products for both industrial and consumer products, such as filtration fabrics, medical textiles (e.g., sutures and artificial ligaments), safety and protective clothing and fabrics used in military and aerospace applications (e.g., high-strength composite materials).

We have collaboration agreements with University of Notre Dame and the University of Wyoming that give us the exclusive use of certain intellectual property for fibers in commercially viable quantities.  We will then use these technologies to develop fibers with greater strength, resiliency and flexibility for use in our target markets, namely the specialty fiber and technical textile industries.

We are currently in the first stage of our development, which is to develop a transgenic silkworm that can produce a natural spider silk fiber by inserting patented genetic sequences into ordinary silkworms using patented genetic engineering technology under our license and collaboration agreements with the University of Norte Dame and the University of Wyoming.  The proceeds from the offering, as described below, will be used to fund this first stage, which we expect to complete by October 1, 2011.

The Market

We are focusing our work on the creation of high performance and technical fiber.  The performance fiber market is currently dominated by two classes of product: aramid fibers, exemplified by Kevlar® (E.I. du Pont de Nemours and Company), and ultra high molecular weight polyethylene fiber, exemplified by Dyneema® (DSM NV) and Spectra® (Honeywell International Inc.).  These products service the need for materials with high strength, resilience, and flexibility.  Because these synthetic performance fibers are stronger and tougher than steel, they are used in a wide variety of military, industrial, and consumer applications.

Among the users of these materials are the military and police departments, which employ them for ballistic protection.  The materials are also used for industrial applications requiring superior strength and toughness, i.e. critical cables and abrasion/impact resistant components.  These fibers are also employed in safety equipment, high strength composite materials for the aero-space industry and for ballistic protection by the defense industry.

The global market for technical textiles is currently estimated at $92.88 billion.  The demand for technical textiles is growing rapidly and is expected to reach $127 billion in 2010.

These are industrial materials which have become essential products for both industrial and consumer applications.  The market for technical textiles can be defined as consisting of:

•	Medical textiles;

•	Geotextiles;

•	Textiles used in Defense and Military;

•	Safe and Protective Clothing;

•	Filtration Textiles;

•	Textiles used in Transportation;

•	Textiles used in Buildings;

•	Composites with Textile Structure;

•	Functional and Sportive Textiles.

We believe that the superior mechanical characteristics of the next generation of protein-based polymers (in other words, genetically engineered silk fibers), will open up new applications for the technology and result in a significant increase in demand. The materials which we are working to produce are many times tougher and stronger than steel.  These fibers are often referred to as “super fibers.”

The Product

Certain fibers produced in nature possess unique mechanical properties in terms of strength, resilience and flexibility.  These protein based fibers, exemplified by spider silk, have been the subject of much interest to the U.S. military.  The military’s interest in spider silks stems from the incredible toughness of the material, as illustrated in the table below.

Comparison of the Properties of Spider Silk, Kevlar® and Steel

	Material Toughness1	Tensile Strength2	Weight3
Dragline spider silk	120,000-160,000	1,100-2,900	1.18-1.36

Steel	2,000-6,000	300-2,000	7.84

1 Measured by the energy required to break a continuous filament, expressed in joules per kilogram (J/kg).  A .357 caliber bullet has approximately 925 joules of kinetic energy at impact.

2 Tensile strength refers to the greatest longitudinal stress the fiber can bear, measured by force over area in units of newtons per square meter.  The measurement here is in millions of pascals.

3 In grams per cubic centimeter of material.

This comparison table was the result of research performed by Randolph Lewis, Ph.D. at the University of Wyoming.  Such work was summarized in an article entitled “Spider Silk:  Ancient Ideas for New Biomaterials” which was published in Chemicals Review, volume 106, issue 9, pages 3672 – 3774.  The measurements in joules in the table above are a conversion from Dr. Lewis’ measurements in newtons/meter squared.

We believe that the genetically engineered protein-based fibers we seek to produce have properties that are in some ways so superior to the materials currently available in the marketplace.  For example, as noted above, the ability of spider fiber to absorb in excess of 100,000 joules of kinetic energy, which makes it the potentially ideal material for structural blast protection.

Production of this material in commercial quantities holds the promise of a life saving ballistic resistant material, which is lighter, thinner, more flexible, and tougher than steel. Other applications for spider silk based fibers include use as structural material and for any application in which light weight and high strength are required.  We believe that polymer fibers made with recombinant protein-based fiber will make significant inroads into the specialty fiber and technical textile markets.

While the superior properties of spider silks are well known, there is presently no known way to produce these fibers in commercial quantity.  The spiders are cannibalistic, and can not be raised in concentrated colonies.  However, we envision that recombinant fiber, with its superior mechanical characteristics, will supplant the current generation of high performance fiber.

Our Technology

While scientists have been able to replicate the proteins that are the building blocks of spider silk, the technological barrier that has stymied production until now has been the inability to form these proteins into a fiber with the desired mechanical characteristics.

We have licensed the exclusive right to use the patented genetic sequences and genetic engineering technology developed at Notre Dame and the University of Wyoming, and in working collaboratively with those laboratories, we are developing fibers with the mechanical characteristics of spider silk.  We are applying our proprietary genetic engineering technology to domesticated silkworms, which are already one of the most efficient commercial producers of silk.

Our technology builds upon the unique advantages of the domesticated silkworm for this application.  The silkworm is ideally suited to produce recombinant protein fiber because it is already an efficient commercial and industrial producer of protein based polymers.  Forty percent (40%) of the caterpillars’ weight is devoted to the silk glands. The silk glands produce large volumes of protein, called fibroin, which are then spun into a composite protein thread (silk).

We are working to use our genetic engineering technology to create recombinant silk polymers.

A part of our intellectual property portfolio is the exclusive right to use the patented spider silk gene sequences in silkworm.  Under the Exclusive License Agreement with The University of Wyoming, we have obtained certain exclusive rights to use numerous genetic sequences which are the subject of five US patents and two pending patent applications held by The University of Wyoming.

The introduction of the gene sequence, in the manner employed by us, results in a germline transformation and is therefore self perpetuating.  This technology is in essence a protein expression platform which has other potential applications including diagnostics and pharmaceutical production.

The Company

Kraig Biocraft Laboratories, Inc. (Kraig) is a Wyoming corporation.   Kraig is a reporting company under the Securities Exchange Act of 1934 which occurred as a result of its original SB 2 filing in late 2007.  The Company is up to date with all necessary filings with the SEC.

Our shares are traded OTCBB under the ticker symbol: KBLB.  There are 513,377,924 shares of common stock issued and outstanding.  Kim Thompson, our founder and CEO, owns approximately 62.5% of the issued and outstanding shares.

The inventor of our technology, Kim Thompson, is the founder of Kraig Biocraft Laboratories, Inc.  Our protein expression system is, in concept, scalable, cost effective, and capable of producing a wide range of proteins including pharmaceuticals and materials.

In order to reduce the technology to practice, we have entered into intellectual property and collaborative research agreements with two leading universities which are at the forefront in this field:   the University of Wyoming and the University of Notre Dame.  One of our major shareholders, the University of Wyoming Foundation, is a public university which has contributed significant intellectual property to the enterprise.

Certain patented genetic tools, methods, and proprietary gene sequences invented and discovered by researchers at these universities are pivotal in our work.  We have negotiated and obtained certain exclusive proprietary rights to use Notre Dame’s and the University of Wyoming’s intellectual property for the product development and commercialization of our fiber products.

We entered into an intellectual property and collaborative research agreement with the University of Notre Dame in 2007.  That agreement was subsequently extended and expanded to include research and development of certain platform technologies with potential applications for diagnostics and pharmaceutical production.   On March 20, 2010 , the Company extended its agreement with Notre Dame through February 28, 2011 . Pursuant to these agreements the genetic work is being conducted primarily within Notre Dame’s laboratories.

We have also entered into an intellectual property and sponsored research agreement with the University of Wyoming.

Collaboration and Research Agreements/Intellectual Property

We have obtained certain exclusive rights to use a number of university created, and patented, spider silk proteins, gene sequences and methodologies held by the University of Wyoming and the University of Notre Dame.  We have also acquired certain exclusive rights to patent pending protein based fibers and genetic technologies.

In 2008, the University of Notre Dame filed two provisional patent applications pursuant to our intellectual property and collaborative research agreement.  In addition, we have filed a separate U.S. provisional patent application regarding certain methodologies, genetic sequences, organic polymers and composite silk fibers.  We anticipate that our intellectual property portfolio will continue to grow in 2010.

We do not own any patents or trademarks.

Intellectual Property/Collaborative Research Agreement with Notre Dame University

Our collaborative research agreement with the University of Notre Dame requires the Company to provide cost reimbursement for scientific research performed within Notre Dame relating to recombinant silk development.  The reimbursable costs to the Company are caped at $35,000 per calendar quarter, unless the Company provides prior authorization for exceeding that cap.  Subject to the renewal of our research agreement with Norte Dame, our  agreement with Notre Dame provides us with a right to an exclusive license to intellectual property developed pursuant to the collaborative research on terms to be negotiated on a case by case basis.  The University of Notre Dame retains a right to a commercially reasonable royalty on all such technology. On March 20, 2010, we renewed our with the University of Notre Dame on substantially the same terms as the prior agreement. This renewed agreement has a term that ends February 28, 2011.  Under our intellectual property/collaborative research agreement with The University of Notre Dame,  we sponsor research by the University of Notre Dame regarding genetic engineering techniques patented by Notre Dame, which are called Piggybac transposon, for applications on silk worms.  Any patents or other intellectual property developed as a result of this sponsored research will be the property of Notre Dame, however, we have a six-month period, commencing on the date that we notify Notre Dame, to negotiate a license agreement for the use of such intellectual property for the use of creating transgenic worms for the production of silk and fibers.  Such license agreement would have terms consistent with a sample license agreement that is attached to the Notre Dame collaborative research agreement.  Such license agreement would require us to make royalty payments to Notre Dame that would range from 1% to 6% of net sales of products using Notre Dame’s intellectual property.   In addition, such license agreement would have a term of approximately 20 years.

 Exclusive License Agreement with University of Wyoming

In May 2006, we entered into a license agreement with the University of Wyoming, pursuant to which we have licensed the exclusive, worldwide right to develop and commercialize the production by silkworms of synthetic and natural spider silk proteins and the genetic sequencing for such spider silk proteins.  These spider silk proteins and genetic sequencing are covered by patents held by the University of Wyoming.  Our license allows us only to use silkworms to produce the licensed proteins and genetic sequencing.  We have the right to sublicense the intellectual property that we license from the University of Wyoming.  Our license agreement with the University of Wyoming requires that we pay licensing and research fees to the university in exchange for an exclusive license to in our field of use for certain university-developed intellectual property including patented spider silk gene sequences.  Pursuant to the agreement, we issued 17,500,000 shares of our Class A common stock to the University Foundation.   Of the shares of our Class A common stock we issued to the University Foundation, we have the right to call 7,000,000 of those shares at any time prior to May 8, 2011 at a purchase price of $150,000.  Our license agreement with the University of Wyoming will continue in each country until the later of (i) expiration of the last-to-expire patent we license from the University of Wyoming under this license agreement in such country or (ii) ten years from the date of first commercial sale of a licensed product in such country.  There are no royalties payable to the University of Wyoming under the terms our agreement with them.

We have not made any of the required payments pursuant to our license agreement with the University of Wyoming.  We will continue to accrue required payments under the license agreement with the University of Wyoming, and we will pay such amounts as our finances allow.  Our license agreement provides that the University of Wyoming must give us at least 90 days notice to cure the failure to make the required payments before the University can terminate the license agreement.  If our license agreement with the University of Wyoming were terminated, however, it would result in a loss of six months of research time and it would cost us an additional $120,000 to create an alternative gene sequence.

Research and Development

Our current research and development is being conducted sequentially in two stages.

First stage: Reduction to practice

1) We will reduce to practice our technology for spider silk protein expression in the silk glands of the silkworm.  The focus at this stage is spider silk analogs and the production of new silk fibers composed of recombinant proteins.  We are hopeful that we can achieve this goal by December 31, 2010.  We believe that our transgenic system is essentially “plug and play”, in that once the system is established the gene sequence for any compatible protein can be inserted for expression by the system.

Second stage: Commercialization

2) High Performance Fibers:  Once we have achieved the production of recombinant fiber, we will turn the technology to the production of high performance polymers.  We intend to will follow the accepted market structure in the industry: vertical integration for certain applications, and bulk sale of spun fiber directly to intermediate and end product manufacturers.  There is also the possibility of licensing our product and technology.

Our goal is to reach the following achievements within the indicated time frame:

Achievement	Time horizon
Laboratory production of recombinant fiber.	December 31, 2010
Laboratory production of recombinant high performance fiber.	April 30, 2011
Commercialization of recombinant fiber.	January 30, 2012

During the fiscal years ended December 31, 2009, 2008 and 2007, we have spent approximately 7,360 hours , 1,820 hours and 3,420 hours, respectively, on research and development activities, which consisted of primarily of laboratory research on genetic engineering by our outside consultants pursuant to our collaborative research agreement with the University of Notre Dame.

Employees

We currently have no employees other than Kim Thompson, our sole officer and director.  We plan to hire more persons on as-needed basis.

DESCRIPTION OF PROPERTY

We rent office space at 120 N. Washington Square, Suite 805, Lansing, Michigan 48950, which is our principal place of business.  Our current lease is on a month to month basis.  We pay an annual  rent of $600 for office space, conference facilities, mail, fax and reception services located at our principal place of business.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us or our officers and directors.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has traded on the OTC Bulletin Board system under the symbol “KBLB” since February 20, 2008.

The following table sets forth the high and low trade information for our Class A common stock for each quarter since we began trading on February 20, 2008. The prices reflect inter-dealer quotations, do not include retail mark-ups, markdowns or commissions and do not necessarily reflect actual transactions. The prices below reflect a stock split in the form of a nine-for-one stock dividend which was declared by our board of directors on March 23, 2009.  The stock split was distributed to shareholders of record as of April 27, 2009.

Quarter ended	Low Price	High Price
March 31, 2008	$0.00	$0. 05
June 30, 2008	$0.022	$0.047
September 30, 2008	$0.011	$0.039
December 31, 2008	$0.011	$0.04
March 31, 2009	$0.011	$0.044
June 30, 2009	$0.017	$0.06
September 30, 2009	$0.0 11	$0. 025
December 31, 2009	$0.009	$0.025

Holders

As of March 29 , 2010 in accordance with our transfer agent records, we had 28 record holders of our Class A common stock.

Dividends

To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Stock Option Grants; Warrants and Convertible Securities

To date, we have not granted any stock options.  In 2006, our CEO, Kim Thompson, received substantial warrants on our stock pursuant to the employment agreement between Mr. Thompson and us.  However, Mr. Thompson surrendered all such warrants and options to the corporation prior to the close of the 2006 calendar year.  As of this date, we have no outstanding stock options.

Pursuant to the Letter Agreement, Calm Seas Capital made a Bridge Investment in us in the aggregate amount of $120,000, of which $100,000 was paid promptly after the Letter Agreement was signed in July 2009 and the remaining $20,000 was paid in late September 2009.  In this Bridge Investment, Calm Seas Capital purchased (i) twelve convertible debentures, each in the principal amount of $10,000 (the “Bridge Debentures”) and (ii) twelve warrants each exercisable for the purchase of 500,000 shares (the “Bridge Warrants”).

The principal and interest of the Bridge Debentures, which mature on December 31, 2010, are principal and interest shall be convertible at the option of the holder at a fixed price of $.018 per share.  After September 30, 2010, we may cause the Bridge Debentures to be converted into shares of our Class A common stock at the lower of (i) the conversion price then in effect and (ii) the average closing bid for the Company’s Class A common stock for the 20 trading days prior to the date the Company gives notice that it is converting the Bridge Debentures (but not less than $0.005 per share).

The conversion price of the Bridge Debentures will be proportionately adjusted in the event of merger, sale of assets, reclassification of the Company’s capital stock, stock split, reverse stock split or stock dividend.  Additionally, the conversion price of the Bridge Debentures will be proportionately reduced if the Company sells shares of its Class A common stock for a price per share less than the conversion price of the Bridge Debentures, excluding the issuance of shares pursuant to (a) Bridge Debentures or Bridge Warrants, (b) the Equity Line of Credit or other existing obligation of the Company to issue shares, (c) equity compensation plans or (d) the acquisition or another business.

The Bridge Warrants expire on December 31, 2011.  The Bridge Warrants are exercisable at an exercise price of $.02 per share, subject to customary adjustments for stock splits, stock dividends, distribution of non-cash assets by the Company to its shareholders, capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation.  Additionally, Calm Seas Capital may exercise the Bridge Warrants using a cashless exercise provision.

Transfer Agent and Registrar

Our transfer agent is Registrar and Transfer Company, 10 Commerce Drive, Cranford, N.J. 07016 and its phone number is (908) 497-2300.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our Class A common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof.  Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

FINANCIAL STATEMENTS

Kraig Biocraft Laboratories, Inc.
(A DEVELOPMENT STAGE COMPANY)

PAGE	CONTENTS
F-1	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

F-2	BALANCE SHEETS AS OF DECEMBER 31, 2009 and 2008 .

F-3	STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 200 9 AND 200 8 AND FOR THE PERIOD APRIL 25, 2006 (INCEPTION) TO DECEMBER 31, 200 9 .

F-4	STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR THE PERIOD FROM APRIL 25, 2006 (INCEPTION) TO DECEMBER 31, 200 9 .

F- 5	STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 200 9 AND 200 8 AND FOR THE PERIOD APRIL 25, 2006 (INCEPTION) TO DECEMBER 31, 200 9 .

F- 6 - F- 21	NOTES TO FINANCIAL STATEMENTS.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Kraig Biocraft Laboratories, Inc.

We have audited the accompanying balance sheets of Kraig Biocraft Laboratories, Inc., (a  development stage company), as of December 31, 200 9 and 200 8 and the related statements of operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 200 9 and 200 8 and the period April 25, 2006 (Inception) to December 31, 200 9 .  The financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Kraig Biocraft Laboratories, Inc. as of December 31, 200 9 and 200 8 and the results of its operations and its cash flows for the years ended December 31, 200 9 and 200 8 and the period April 25, 2006 (Inception) to December 31, 200 9 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements. The Company is in the development stage with a working capital deficit of $3,147,377 , stockholders’ deficit of $ 3,147,777 and used $ 605,325 of cash in operations from inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEBB & COMPANY, P.A.
Certified Public Accountants

Boynton Beach, Florida
April 13, 2009

Kraig Biocraft Laboratories, Inc.
(A Development Stage Company)
Balance Sheets

ASSETS

	December 31, 200 9	December 31, 200 8

Current Assets
Cash	$24,570	$9,537
Prepaid Expenses	3,124	3,123
Total Assets	$27,694	$12,660

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable	$104,843	$65,750
Accrued Interest	1,775	-
Royalty agreement payable - related party	85,000	120 , 000
Accrued Expenses - related party	636,829	365,211
Derivative Liability	124,345	-
Derivative Liability – Related Party	2,222,279	-
Total Current Liabilities	3,175,071	550,961

Long Term Liabilities
Convertible note payable – net of debt discount	27,400	-

Total Liabilities	3,202,471	550,961

Commitments and Contingencies	-	-

Stockholders' Deficit
Preferred stock, no par value; unlimited shares authorized,
none issued and outstanding	-	-
Common stock Class A, no par value; unlimited shares authorized,
502,495,099 and 499,348,500 shares issued and outstanding during 2009 and 2008, respectively	821,050	779,050

Common stock Class B, no par value; unlimited shares authorized,
no shares issued and outstanding	-	-
Common Stock Issuable, 11,122,311 and 400,000 shares , respectively	222,000	4,000
Additional paid-in capital	42,060	42,060
Deficit accumulated during the development stage	(4,156,554)	(1,363,411)

Total Stockholders' Deficit	(3,174,777)	(538,301)

Total Liabilities and Stockholders' Deficit	$27,694	$12,660

See accompanying notes to financial statements.

Kraig Biocraft Laboratories, Inc.
(A Development Stage Company)
Statements of Operations

	For the Years Ended		For the Period from April 25, 2006
	December 31,	December 31,	(Inception) to
	2009	2008	December 31, 2009

Revenue	$-	$-	$-

Operating Expenses
General and Administrative	64,264	78,918	182,247
Public Relations	99,727	4,720	104,447
Amortization of Debt Discount	27,400	-	27,400
Professional Fees	43,179	31,066	124,004
Officer’s Salary	220,338	207,866	892,836
Contract Settlement	-	-	107,143
Research and Development	69,799	33,077	444,808
Total Operating Expenses	524,707	355,647	1,882,885

Loss from Operations	(524,707)	(355,647)	(1,882,885)

Other Income/(Expenses)
Other income	-	2,781	2,781
Derivative Income/(Expense)	(2,226,622)	-	(2,226,622)
Interest expense	(41,814)	(7,238)	(49,828)
Total Other Income/(Expenses)	(2,268,436)	(4,457)	(2,273,669)

Net Loss before Provision for Income Taxes	(2,793,143)	(360,104)	(4,156,554)

Provision for Income Taxes	-	-	-

Net Loss	$(2,793,143)	$(360,104)	$(4,156,554)

Net Loss Per Share - Basic and Diluted	$(0.01)	$(0.00)

Weighted average number of shares outstanding
during the year/period - Basic and Diluted	504,115,849	499,733,160

See accompanying notes to financial statements.

Kraig Biocraft Laboratories, Inc.
(A Development Stage Company)
Statement of Changes in Stockholders Deficit
For the period from April 25, 2006 (inception) to December 31, 200 9

	Preferred Stock		Common Stock - Class A		Common Stock - Class B		Common Stock – Class A Shares To Be Issued			Deficit
	Shares	Par	Shares	Par	Shares	Par	Shares	Par	APIC	Deferred Compensation	Accumulated during Development Stage	Total

Balance, April 25, 2006	-	$-	-	$-	-	$-	-	$-	$-	-	$-	$-

Stock issued to founder	-	-	332,292,000	180	-	-	-	-	-	-	-	180

Stock issued for services ($. 01 /share)	-	-	17,500,000	140,000	-	-	-	-	-	-	-	140,000

Stock issued for services ($. 01 /share)	-	-	700,000	5,600	-	-	-	-	-	-	-	5,600

Stock contributed by shareholder	-	-	(11,666,500)	-	-	-	-	-	-	-	-	-

Stock issued for cash ($ .05 /share)	-	-	4,000	200	-	-	-	-	-	-	-	200

Stock issued for cash ($. 05 /share)	-	-	4,000	200	-	-	-	-	-	-	-	200

Fair value of warrants issued	-	-	-	-	-	-	-	-	126,435	-	-	126,435

Net Loss	-	-	-	-	-	-	-	-	-	-	(530,321)	(530,321)

Balance, December 31, 2006	-	-	338,833,500	146,180	-	-	-	-	126,435	-	(530,321)	(257,706)

Stock issued for cash ($. 01 /share)	-	-	1,750,000	15,000	-	-	-	-	-	-	-	15,000

Stock issued for cash ($. 01 /share)	-	-	12,000,000	103,000	-	-	-	-	-	-	-	103,000

Stock issued for cash ($. 0003 /share)	-	-	9,000,000	3,000	-	-	-	-	-	-	-	3,000

Stock issued for cash ($. 01 /share)	-	-	1,875,000	15,000	-	-	-	-	-	-	-	15,000

Stock issued for cash ($. 01 /share)	-	-	1,875,000	15,000	-	-	-	-	-	-	-	15,000
												-
Stock issued for services ($. 01 /share)	-	-	2,000,000	16,000	-	-	-	-	-	-	-	16,000

Stock issued for cash ($. 01 /share)	-	-	13,125,0000	105,000	-	-	-	-	-	-	-	105,000

Stock issued for cash ($. 003 /share)	-	-	80,495,000	241,485	-	-	-	-	-	-	-	241,485

Stock issued for cash ($. 003 /share)	-	-	200,000	600	-	-	-	-	-	-	-	600

Stock issued for cash ($. 003 /share)	-	-	8,300,000	24,900	-	-	-	-	-	-	-	24,900

Stock issued for cash ($. 003 /share)	-	-	25,000	75	-	-	-	-	-	-	-	75

Stock issued for cash ($. 003 /share)	-	-	120,000	360	-	-	-	-	-	-	-	360

Stock issued for cash ($. 003 /share)	-	-	1,025,000	3,075		-		-	-	-	-	3,075

Stock issued in connection to cash offering	-	-	28,125,000	84,375	-	-	-	-	(84,375	) -	-	-

Stock issued for services ($. 01 /share)	-	-	600,000	6,000	-	-	-	-	-	-	-	6,000

Net loss, for the year ended December 31, 2007	-	-	-	-	-	-	-	-	-	-	(472,986)	(472,986)

Balance, December 31, 2007	-	-	499,348,500	779,050	-	-	-	-	42,060	-	(1,003,307)	(182,197)

Stock issuable for services ($. 01 / share)	-	-	-	-	-	-	400,000	4,000	-	-	-	4,000

Net loss, for the year ended December 31, 2008	-	-	-	-	-	-	-	-	-	-	(360,104)	(360,104)

Balance, December 31, 2008	-	$-	499,348,500	$779,050	-	$-	400,000	$4,000	$42,060	-	$(1,363,411)	$(538,301)

Stock issued for cash ($.01)	-	-	2,500,000	25,000		-	-			-	-	25,000

Stock issued for cash ($.008)	-	-	366,599	3,000		-	-			-	-	3,000

Stock issued for services	-	-	280,000	14,000		-	-			-	-	14,000

Stock issued for services	-	-	-	-		-	722,311	18,000		-	-	18,000

Stock issued for services	-	-	-	-		-	10,000,000	200,000	-	(103,333)	-	96,667

Net loss for the year ended December 31, 2009	-	-	-			-				-	(2,793,143)	(2,793,143)

Balance, December 31, 2009	-	$-	502,495,099	$821,050		$-	11,122,311	$222,000	$42,060	(103,333)	(4,156,554)	(3,174,777)

See accompanying notes to financial statements.

Kraig Biocraft Laboratories, Inc.
(A Development Stage Company)
Statements of Cash Flows

	For the Years Ended December 31,		For the Period from April 25, 2006
			(Inception) to
	2009	2008	December 31, 2009
Cash Flows From Operating Activities:
Net Loss	$(2,793,143)	$(360,104)	$(4,156,554)
Adjustments to reconcile net loss to net cash used in operations
Stock issuable for services	18,000	4,000	22,000
Derivative expense	2,226,622	-	2,226,622
Stock issued for services	14,000	-	181,780
Amortization of debt discount	27,400	-	27,400
Warrants issued to employees	-	-	126,435
Deferred compensation realized	96,667		96,667
Changes in operating assets and liabilities:
(Increase)Decrease in prepaid expenses	(1)	9,377	(3,124)
Increase in accrued interest	1,775	-	1,775
Increase in accrued expenses and other payables – related party	271,618	86,817	636,829
( Decrease ) Increase in royalty agreement payable - related party	(35,000)	120,000	85,000
Increase in accounts payable	39,095	43,629	104,485
Net Cash Used In Operating Activities	(132,967)	(96,281)	(650,325)

Cash Flows From Investing Activities:	-	-	-

Cash Flows From Financing Activities:
Proceeds from Notes Payable - Stockholder	-	-	10,000
Repayments of Notes Payable - Stockholder	-	-	(10,000)
Proceeds from issuance of convertible note	120,000	-	120,000
Proceeds from issuance of common stock	28,000	-	554,895
Net Cash Provided by Financing Activities	148,000	-	674,895

Net Increase (Decrease) in Cash	15,033	(96,281)	24,570

Cash at Beginning of Period/Year	9,537	105,818	-

Cash at End of Period/Year	$24,570	$9,537	$24,570

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Beneficial conversion feature on convertible notes and related debt discount	$120,000	$-	$120,000

SUPPLEMENTAL DISCLOSURE OF NON CASH ITEMS

During the period ended December 31, 2006, the principal stockholder contributed 1,166,650 shares of common stock to the Company as an in kind contribution of stock.  The shares were  retired by the Company.

In accordance with the May 2007 stock purchase agreement which contains an anti-dilution clause which requires the Company to issue additional common shares under the stock purchase agreement for any subsequent issuance at a price below $.08 per share for a period of 12 months. The Company has issued 2,812,500 additional shares through September 2007 as a result of the subsequent stock issuances  in the amount of $84,375 ($0. 0 03/share).

See accompanying notes to financial statements.

KRAIG BIOCRAFT LABORATORIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 200 9 AND 200 8

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

Kraig Biocraft Laboratories, Inc. (a development stage company) (the "Company") was incorporated under the laws of the State of Wyoming on April 25, 2006. The Company was organized to develop high strength, protein based fiber, using recombinant DNA technology, for commercial applications in the textile and specialty fiber industries.

Activities during the development stage include developing the business plan, negotiating intellectual property agreements and raising capital.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

(C) Cash

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(D) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by F ASB Accounting Standards Codification No. 260 , “Earnings per Share.”  As of December 31, 2009 and 2008, 6,000,000 and 0 warrants were not included in the computation of income/ (loss) per share and 223,300,629 and 0 shares issuable upon conversion of notes payable were not included in the computation of income/(loss) per share because their inclusion is anti-dilutive.

(E) Research and Development Costs

The Company expenses all research and development costs as incurred for which there is no alternative future use. These costs also include the expensing of employee compensation and employee stock based compensation.

KRAIG BIOCRAFT LABORATORIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 200 9 AND 200 8

(F) Income Taxes

The Company accounts for income taxes under the Statement of FASB Accounting Standards Codification No. 740 , “Income Taxes”.  Under FASB Accounting Standards Codification No. 740 , deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under FASB Accounting Standards Codification No. 740 , the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The net deferred tax liability in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

	2009	2008

Expected income tax recovery (expense) at the statutory rate of 34%	$(949,669)	$(122,435)
Tax effect of expenses that are not deductible for income tax purposes (net of other amounts deductible for tax purposes	757,065	10
Change in valuation allowance	192,604	122,425

Provision for income taxes	$-	$-

The components of deferred income taxes are as follows:

	Years Ended December,
	2009	2008

Deferred tax liability:	$-	$-
Deferred tax asset
Net Operating Loss Carryforward	612,210	419,606
Valuation allowance	(612,210)	(419,606)
Net deferred tax asset	-	-
Net deferred tax liability	$-	$-

The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. This is necessary due to the Company’s continued operating losses and the uncertainty of the Company’s ability to utilize all of the net operating loss carryforwards before they will expire through the year 2029.

The net change in the valuation allowance for the year ended December 31, 2009 and 2008 was an increase of $192,604 and $122,426, respectively.

(G) Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

(H ) Stock-Based Compensation

In December 2004, the FASB issued FASB Accounting Standards Codification No. 718, Compensation – Stock Compensation.  Under FASB Accounting Standards Codification No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.    As such, compensation cost is measured on the date of grant at their fair value.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.    The Company applies this statement prospectively.

Equity instruments (“instruments”) issued to other than employees  are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification No. 718.  FASB Accounting Standards Codification No. 505, Equity Based Payments to Non-Employees defines the measurement date and recognition period for such instruments.  In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

(I) Business Segments

The Company operates in one segment and therefore segment information is not presented.

KRAIG BIOCRAFT LABORATORIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 200 9 AND 200 8

(J) Fair Value Accounting

We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

Effective January 1, 2008, we adopted fair value accounting guidance for financial assets and liabilities (ASC 820). The adoption did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1:	Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.
Level 2:
Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

We currently measure and report at fair value the liability for warrant and embedded conversion option derivative instruments.  The fair value liabilities for price adjustable warrants and embedded conversion options have been recorded as determined utilizing Black-Scholes option pricing model.  The following table summarizes our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009:

	Balance at December 31, 2009	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Liabilities		(Level 1)	(Level 2)	(Level 3)

Fair value of liabilities for warrant derivative instruments	$59,874	$-	$-	$59,874
Fair value of liability for embedded conversion option derivative instruments	$2,222,279	$	$	$2,222,279
Fair value of liability for embedded conversion option derivative instruments	$64,471	$-	$-	$64,471
Total Financial Liabilities	$2,346,624	$-	$-	$2,346,624

( K ) Recent Accounting Pronouncements

In May 2009, the FASB issued FASB Accounting Standards Codification No. 855, Subsequent Events. FASB Accounting Standards Codification No. 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. FASB Accounting Standards Codification No. 855 sets forth (1) The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) The disclosures that an entity should make about events or transactions that occurred after the balance sheet date. FASB Accounting Standards Codification No. 855 is effective for interim or annual financial periods ending after September 15, 2009. The adoption of this FASB Accounting Standards Codification. did not have a material effect on the Company’s financial statements.

In June 2009, the FASB issued FASB Accounting Standards Codification No. 860, Transfers and Servicing. FASB Accounting Standards Codification No. 860 improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. FASB Accounting Standards Codification No. 860 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The Company is evaluating the impact the adoption that FASB Accounting Standards Codification No. 860 will have on its financial statements.

In June 2009, the FASB issued FASB Accounting Standards Codification No. 810, Consolidation. FASB Accounting Standards Codification No. 810 improves financial reporting by enterprises involved with variable interest entities. FASB Accounting Standards Codification No. 810 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company is evaluating the impact the adoption of FASB Accounting Standards Codification No. 810 will have on its financial statements.

In June 2009, the FASB issued FASB Accounting Standards Codification No. 105, GAAP The FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative nongovernmental U.S. generally accepted accounting principles. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. FASB Accounting Standards Codification No. 105 is effective for interim and annual periods ending after September 15, 2009. All existing accounting standards are superseded as described in FASB Accounting Standards Codification No. 105. All other accounting literature not included in the Codification is nonauthoritative. The adoption of the Codification did not have a significant impact on the Company’s financial statements.

KRAIG BIOCRAFT LABORATORIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 200 9 AND 200 8

( L ) Reclassification

The 200 8 financial statements have been reclassified to conform to the 200 9 presentation.

NOTE 2     GOING CONCERN

As reflected in the accompanying unaudited financial statements, the Company is in the development stage, has a working capital deficiency of $3,147,777 and stockholders’ deficiency of $ 3,147,777 and used $ 650,325 of cash in operations from inception.  This raises substantial doubt about its ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 3    CONVERTIBLE DEBT, DEBT DISCOUNT AND FAIR VALUE MEASUREMENT OF DERIVATIVE FINANCIAL INSTRUMENTS
On July 17, 2009, the Company entered into an agreement with an investor group where the Company will issue up to $120,000 in convertible units.  The debentures will be in the face amount of $10,000 each, mature on December 31, 2010, bear interest at the rate of 5% simple interest per annum, payable at maturity or convertible with the principal, and the principal and interest shall be convertible at the option of the holder at a fixed price of $0.018 per share.  Each debenture shall have a warrant attached exercisable for the purchase of 500,000 shares of common stock (6,000,000 as of December 31, 2009).  The warrants shall expire on December 31, 2011, have a cashless exercise provision, and be exercisable at a fixed price of $0.02.  The agreement also requires the investment group to purchase up to $1,000,000 of common stock monthly at the lesser of $75,000 or 200% of the average daily volume multiplied by the average of the daily closing prices for the ten days immediately preceding the exercise date.  Each investment by the investment group is priced at the lowest closing “bid” price of the common stock during the five days immediately before the investment.  The term of the funding shall be the earlier of (a) the drawing down of the entire $1,000,000 or (b) 24 months after the Effective Date, July 17, 2011.  In addition, the Company is required to file and maintain an effective registration statement covering the convertible units, cannot issue more than 5% of its common stock outstanding without the investor group’s consent and must maintain a contractual relationship with a public relations firm (see Note 5(D)).  The Company has issued $120,000 of convertible debt to date.

KRAIG BIOCRAFT LABORATORIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 200 9 AND 200 8

The $120,000 convertible debt instrument was determined to have a separate derivative liability instrument requiring bifurcation and the computation of fair value. The conversion price per share equals to the lower of the conversion price and the average closing bid price of the common stock during the 20 trading days prior to and including the date on which the conversion notice is delivered to the holder, however, the mandatory Conversion price shall not be less than $0.005.The Company calculated the estimated fair values of the liabilities for warrant derivative instruments and embedded conversion option derivative instruments with the Black-Scholes option pricing model using the share prices of the Company’s stock on the dates of valuation and using the following ranges for volatility, expected term and the risk free interest rate at each respective valuation date, no dividend has been assumed for any of the periods:

Table 1	Black Scholes Inputs for the Convertible Debt and Derivative Financial Instruments
Warrants
	Issuance of Warrants – September 14, 2009	As of September 30, 2009	As of December 31, 2009
Expected Volatility	448.66%	448.62%	448.62%
Expected Term	2.3 years	2.25 years	2 years
Expected Dividends	0%	0%	0%
Risk Free Interest Rate	1.49%	1.45%	1.45%

Embedded Conversion Options	Issuance of Convertible Note	As of September 30, 2009	As of December 31, 2009
Volatility	448.66%	448.62%	448.62%
Expected Term	1.3 years	1.25 years	1 year
Expected Dividends	0%	0%	0%
Risk Free Interest Rate	1.49%	1.45%	1.45%

The Company calculated the fair values of the liabilities for embedded conversion option derivative instruments at September 14, 2009 with the Black-Scholes option pricing model using the closing price of the Company’s common stock, $0.02 and the ranges for volatility, expected term and risk free interest indicated in Table 1 above. The fair value of the embedded conversion options at the commitment date was $251,919.  Of the total, $120,000 was assigned to debt discount and $131,919 was recorded as a derivative expense.
The Company calculated the estimated fair values of the liabilities for warrant derivative instruments at September 30, 2009 and December 31, 2009 with the Black-Scholes option pricing model using the closing price of the Company’s common stock, $0.02 and $0.01, respectively, and the ranges for volatility, expected term and risk free interest indicated in Table 1 above. Based upon the estimated fair value, the Company decreased the fair value of liability for warrant derivative instruments by approximately $67,500 which was recorded as other income for the year ended December 31, 2009.

The Company calculated the estimated fair values of the liabilities for embedded conversion option derivative instruments at September 14, 2009 and December 31, 2009 with the Black-Scholes option pricing model using the closing price of the Company’s common stock, $0.02 and $0.01, respectively, and the ranges for volatility, expected term and risk free interest indicated in Table 1 above. The fair value of the warrant liability at September 14, 2009 was approximately $119,900.  Based upon the estimated fair value, the Company decreased the fair value of liability for embedded conversion option derivative instruments by approximately $60,000 which was recorded as other income for the year ended December 31, 2009.
Following table summarizes convertible note payable outstanding as of December 31, 2009:

Conventional Debt
Conventional debt	$120,000
Less: debt discount	$92,600
Conventional debt, net of debt discount	$27,400

At December 31, 2009, the Company recorded interest expense and related accrued interest payable of $1,775.  The Company also recorded $27,400 for the amortization of debt discount in interest expense on the statement of operations.  The debt discount is being amortized over the life of the convertible debt.

On February 11, 2010 the Company authorized the issuance of 5,694,451 shares of Common Stock for the exercise price of $0.02/share in exchange for $100,000 in convertible note payable and on April 6, 2010 the Company authorized the issuance of 854,169 shares of Common Stock for the exercise price of $0.02/share in exchange for $15,000 in convertible note payable (See Note 8).

NOTE 4      STOCKHOLDERS’ DEFCIT

(A) Common Stock Issued for Cash

On April 28, 2006, the Company issued 8,000 shares of common stock for cash of $400 ($0.05 per share).

On January 8, 2007 the Company issued 1,750,000 shares of common stock for $15,000 ($0. 01 /share).  This agreement was subsequently terminated effective May 23, 2007.

On January 22, 2007 the Company issued 12,000,000 shares of common stock for $103,000 ($0. 01 /share).   In addition, 9 ,000,000 shares were issued for $3,000 ($0. 0003 /share).

KRAIG BIOCRAFT LABORATORIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 200 9 AND 200 8

On April 4, 2007, the Company issued 1,875,000 shares of common stock for cash of $ 15,000 ($0. 01 per share).

On April 20, 2007, the Company issued 1,875,000 shares of common stock for cash of $ 15,000 ($0. 01 per share).

On May 18, 2007, the Company issued 13,125,000 shares of common stock for cash of $ 105,000 ($0. 01 per share).

On August 28, 2007 the Company entered into a stock purchase agreement to issue 80,495,000 shares common stock in the amount of $ 241,485 ($0. 0 03 /share).

On August 29, 2007 the Company entered into a stock purchase agreement to issue 200,000 shares common stock in the amount of $ 600 ($0. 003 /share).

On August 29, 2007 the Company entered into a stock purchase agreement to issue 8,300,000 shares common stock in the amount of $ 24,900 ($0. 003 /share).

On September 1, 2007 the Company entered into a stock purchase agreement to issue 25,000 shares common stock in the amount of $ 75 ($0. 003 /share).

On September 5, 2007 the Company entered into a stock purchase agreement to issue 120,000 shares common stock in the amount of $ 360 ($0. 003 /share

On September 12, 2007 the Company entered into a stock purchase agreement to issue 1,025,000 shares common stock in the amount of $ 3,075 ($0. 003 /share).

In accordance with the May 2007 stock purchase agreement which contains an anti-dilution clause which requires the Company to issue additional common shares under the stock purchase agreement for any subsequent issuance at a price below $.08 per share for a period of 12 months. The Company has issued 2,812,500 additional shares through May 2008 as a result of the subsequent stock issuances $0. 03 /share.

On April 24, 2009 the Company issued 2,000,000 shares of common stock for $20,000 ($0.01/share).

On May 22, 2009, the Company issued 500,000 shares of common stock for $5,000 ($0.01/share).

On September 30, 2009, the Company issued 366,599 shares of common stock for $3,000 ($0.01/share).

(B) Common Stock Issued for Intellectual Property

On April 26, 2006, the Company issued 332,292,000 shares of common stock to its founder having a fair value of $180 ($0.00000 01 /share) in exchange for intellectual property.  The fair value of the patent was determined based upon the historical cost of the intellectual property contributed by the founder.

KRAIG BIOCRAFT LABORATORIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 200 9 AND 200 8

(C) Common Stock Issued for Services

On May 8, 2006, the Company entered into a license agreement for research and development. Pursuant to the terms of the agreement, the Company issued 17,500,000 shares of common stock upon execution of the agreement. The Company also received a five-year call option from the license holder to repurchase 7,000,000 common shares at an exercise price of $150,000 or $ .02 per share. The option gives the Company the right, but not the obligation to repurchase the shares of common stock.  The call option expires May 4, 2011. As of December 31, 200 9 the value of the stock was $. 01 per share.  The Company does not have the obligation to repurchase the shares.

On July 1, 2006 the Company entered into a five year consulting agreement for research and development. Pursuant to the terms of the agreement, the Company paid 700,000 shares of common stock upon execution.  These shares had a fair value of $5,600 ($0. 01 /share) based upon the recent cash offering price.  Additionally, 2,000,000 shares of common stock were issued on May 18, 2007 with a fair value of $16,000 ($0. 08 /share).   As of December 31, 200 7 the Company issued 600,000 shares of common stock for consulting services rendered with a fair value of $ 6,000 ($0. 01 /share).   On January 15, 2008 the Company authorized the issuance of 400,000 shares of common stock for consulting services rendered with a fair value of $4,000 ($0.01/share).

On July 1, 2009, the issuance of 280,000 shares was approved by the board of directors as repayment for services previously provided to the Company by a consultant having a fair value of $14,000 ($0.05/share) in accordance with a consulting agreement (See Note 5(C)).

On July 1, 2009, the issuance of 482,825 shares was approved by the board of directors as partial payment for services previously provided to the Company by a consultant in accordance with a consulting agreement.  The total amount of issuable shares for the consultant is 1,122,311 shares, which includes 400,000 issuable shares previously approved by the board of directors and 239,486 shares were approved to be issued on November 19, 2009 for a fair value of $18,000 (See Note 5(C)).

On August 3, 2009, the Company entered into an agreement with a consultant to provide investor relations services.  On October 5, 2009 the Company issued 10,000,000 shares with a fair value of $200,000 ($0.02/share) to a consultant for investor relations to be provided over a term of 180 days.  The Company started receiving services beginning October 5, 2009.  As of December 31, 2009 $96,667 was recorded as an expense and $103,333 was recognized as deferred compensation (See Notes 3 and 5(D)).

(D) Cancellation and Retirement of Common Stock

On December 29, 2006, the Company’s founder returned 1,166,650 shares of common stock to the Company.  These shares were cancelled and retired.  Accordingly, the net effect on equity is $0.

(E) Common Stock Warrants

During 2006, the Company issued 4,200,000 warrants to an officer under his employment agreement.   The Company recognized an expense of $126,435 for the period from inception to December 31, 2006.  The Company recorded the fair value of the warrants  based on the fair value of each warrant grant estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2006, dividend yield of zero, expected volatility of 183%; risk-free interest rates of 4.98%, expected life of one year. The warrants vested immediately.   The options expire between 5 and 9 years from the date of issuance and have an exercise price of between $.21 and $.40 per share. During November 2006, the Company and the officer entered into an amendment to the employment agreement whereby all the warrants were retired.

The following table summarizes information about warrants for the Company as of December 31, 2009 (See Note 3).

KRAIG BIOCRAFT LABORATORIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 200 9 AND 200 8

2009 Warrants Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2009	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2009	Weighted Average Exercise Price
$0.02	6,000,000	2.00	$0.02	6,000,000	$0.02

(F)  Amendment to Articles of Incorporation

On February 16, 2009, the Company amended its articles of incorporation to amend the number and class  of shares the Company is authorized to issue as follows (See Note 6(A)):

•	Common stock Class A, unlimited number of shares authorized, no par value

•	Common stock Class B, unlimited number of shares authorized, no par value

•	Preferred stock, unlimited number of shares authorized, no par value

(G) Stock Split Effected in the Form of a Stock Dividend

On March 23, 2009, the Company's Board of Directors declared a nine-for-one stock split to be effected in the form of a stock dividend.   The stock dividend was distributed to shareholders of record as of April 27, 2009.  A total of 449,773,650 shares of common stock were issued.  All basic and diluted loss per share and average shares outstanding information has been adjusted to reflect the aforementioned stock dividend.

NOTE 4     COMMITMENTS AND CONTINGENCIES

(A) Employment Agreement

On April 26, 2006, the Company entered into a five-year employment agreement with the Company’s Chairman and Chief Executive Officer. The agreement renews annually so that at all times, the term of the agreement is five years.  Pursuant to this agreement, the Company will pay an annual base salary of $185,000 for the period May 1, 2006 through December 31, 2006.  Base pay will be increased each January 1st, for the subsequent twelve month periods by  nine percent.  The officer will also be entitled to life, disability, health and dental insurance.   In addition, the officer received 700,000 five year warrants at an exercise price of $.21 per share, 1,500,000 eight year warrants at an exercise price of $ .33 per share and 2,000,000 nine year warrants at an exercise price of $ .40 per share (See Note 4 (E)).  The warrants fully vested on the date of grant.  The agreement also calls for the issuance of warrants and increase in the officer’s base compensation upon the Company reaching certain milestones:

1.
Upon the Company’s successful laboratory development of a new silk fiber composed of one or more proteins that are exogenous to a host, the Company will issue 500,000 eight year warrants at an exercise price of $.20 per share and raise executive’s base salary by 14%.

2.
 Upon the Company’s successful laboratory development of a new silk fiber composed of two or more proteins that are exogenous to a host, the Company will issue 600,000 eight year warrants at an exercise price of $.18 per share and raise executive’s base salary by 15%.

3.
Upon the Company’s successful laboratory development of a new silk fiber composed of at least in part of one or more synthetic proteins, the Company will issue 900,000 eight year warrants at an exercise price of $.18 per share and raise executive’s base salary by 18%.

KRAIG BIOCRAFT LABORATORIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 200 9 AND 200 8

4.
Upon the Company’s successful laboratory development of a new silk fiber composed of at least in part of one or more proteins that are genetic modifications or induced mutations of a host silk protein, the Company will raise the executive’s base salary by 8%.

5.
Upon the Company becoming either a registered company or upon its stock trading and the company achieving a market capitalization in excess of $35 million for over 120 calendar day period, the executive’s base salary will increase to $225,000.

6.
Upon the Company becoming either a registered company or upon its stock trading and the company achieving a market capitalization in excess of $65 million for over 91 calendar day period, the executive’s base salary will increase to $260,000.

7.
Upon the Company becoming either a registered company or upon its stock trading and the company achieving a market capitalization in excess of $100 million for over 91 calendar day period, the executive’s base salary will increase to $290,000.

8.
Upon the Company becoming either a registered company or upon its stock trading and the company achieving a market capitalization in excess of $200 million for over 120 calendar day period, the executive’s base salary will increase to $365,000.

9.
Upon the Company becoming either a registered company or upon its stock trading and the company achieving a market capitalization in excess of $350 million for over 150 calendar day period, the executive’s base salary will increase to $420,000.

On November 6, 2006, the Company entered into an addendum to the employment agreement whereby the officer agreed to retire all stock warrants issued or to be issued under his employment agreement in return for an increase in his severance allowance to $600,000 or seventy five percent of total salary due under the remaining term of the employment agreement, which ever is greater and a death benefit of $300,000 or thirty five percent of the total salary due under the remaining term of the employment agreement.

 In addition, upon expiration or termination of the employment agreement, the Company agrees to keep the officer employed as a consultant for a period of six years at a rate of $4,000 per month with annual increases of 3%. The agreement also calls for certain increases based on milestones reached by the company, including:

1.   If the company achieves gross sales exceeding $10 million or net income exceeding $1 million for any two years within the ten year period after the date of this agreement or a market capitalization in excess of $45 million for over 180 calendar days within six years from the date of this agreement, the term of the consulting agreement will be extended to 10 years.

KRAIG BIOCRAFT LABORATORIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 200 9 AND 200 8

2.  If the company achieves gross sales exceeding $19 million or net income exceeding $3 million for any two years within the twelve year period after the date of this agreement or a market capitalization in excess of $65 million for over 180 calendar days within six years from the date of this agreement, the term of the consulting agreement will be extended to 20 years or the life of the officer and his spouse at a rate of $6,500 per month with a 3% annual increase.

3.  If the company achieves gross sales exceeding $38 million or net income exceeding $6 million for any two years within the twelve year period after the date of this agreement or a market capitalization in excess of $120 million for over 180 calendar days within six years from the date of this agreement, the term of the consulting agreement will be extended to 20 years or the life of the officer and his spouse at a rate of $10,000 per month with a 3% annual increase.

 4.  If the company achieves gross sales exceeding $59 million or net income exceeding $9 million for any year within the twelve year period after the date of this agreement or a market capitalization in excess of $210 million for over 180 calendar days within six years from the date of this agreement, the term of the consulting agreement will be extended to 20 years or the life of the officer and his spouse at a rate of $15,000 per month with a 3% annual increase.

5.  If the company achieves gross sales exceeding $78 million or net income exceeding $12 million for any year within the twelve year period after the date of this agreement or a market capitalization in excess of $320 million for over 180 calendar days within six years from the date of this agreement, the term of the consulting agreement will be extended to 20 years or the life of the officer and his spouse at a rate of $20,000 per month with a 3% annual increase.

On October 10, 2008, the Company entered into an addendum to the employment agreement whereby all unpaid back salary will accrue interest at 7% per year.  At December 31, 200 9 , the Company recorded interest expense and related accrued interest payable of $ 37,515 .  In addition, the Company granted the CEO the right to convert any accrued salary into Class “A” Common Stock at either 1) The lowest price at which the Company’s Class “A” Common Stock has traded over the preceding twelve month period, 2) At the lowest bid price for the preceding thirty days, 3) The lowest price paid in cash for the Class “A” Common Stock during the twelve months preceding the conversion.  The conversion price is the lesser of options 1-3 or $0.002 .   As of December 31, 2009 , no accrued salary has been converted to Class “A” Common Stock.   As of December 31, 2009 the Company owes $ 553,794 in accrued salary (See Note 6) and has accrued a derivative liability of $2,222,279 for the potential benefit of the convertible accrued salary as per FASB Accounting Standards Codification No. 480, Distinguishing Liabilities from Equity.  Per addendum, the lowest stock price to convert the liability was $.002 for all accrued salary through March 1, 2009.  The lowest stock price to convert the liability was $.007 for accrued salary from March 1, 2009 through December 31, 2009.   See table below for a breakdown of the derivative liability.

KRAIG BIOCRAFT LABORATORIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 200 9 AND 200 8

Date	Accrued Salary	Conversion Rate	Derivative Liability

3/1/2009	$388,718	$0.0126	$2,448,924

3/1/09-12/31/09	$202,591	$0.007	$364,664

	$591,309		$2,813,588

Total Derivative Liability Less Accrued Salary:			$2,222,279

On March 18, 2010, the Company entered into an addendum to the employment agreement whereby the Company will reimburse the employee and his family for up to $20,000 of out of pocket medical and dental care costs, including prescription costs or co-pays (See Note 7).

(B)License Agreement

On May 8, 2006, the Company entered into a license agreement.  Pursuant to the terms of the agreement, the Company paid a non-refundable license fee of $10,000. The Company will pay a license maintenance fee of $10,000 on the one year anniversary of this agreement and each year thereafter.  The Company will pay an annual research fee of $13,700 with first payment due January 2007, then on each subsequent anniversary of the effective date commencing May 4, 2007.  Pursuant to the terms of the agreement the Company may be required to pay additional fees aggregating up to a maximum of $10,000 a year for patent maintenance and prosecution relating to the licensed intellectual property.  As of December 31, 2009 , the Company has  made a payment of $70,000 for the required payments of  $5,602 under the agreement and has received a refund of $23,900 for the overpayment on November 3, 2009.

(C)Royalty and Research Agreements

On May 1, 2008 the Company entered into a five year consulting agreement for research and development. Pursuant to the terms of the agreement, the Company will be required to pay $1,000 per month, or at the Company’s option, the consulting fee may be paid in the form of Company common stock based upon the greater of $0.50 per share or the average of the closing price of the Company’s shares over the five days preceding such stock issuance.  As of June 30, 2009 the Company had accrued $ 14 , 000 of accounts payable for the services provided of which was paid in common stock on July 1, 2009 (See Note 4(C)).  As of December 31, 2009, $6,000 was accrued for unpaid services provided during the year.

On December 26, 2006, the Company entered into an addendum to the intellectual property transfer agreement with an officer.  In consideration of the Company issuing either 200,000 preferred shares with the following preferences; no dividends and voting rights equal to 100 common shares per share of preferred stock or the payment of $120,000, the officer agreed to terminate the royalty payments due under the agreement and give title to the exclusive license for the non protective apparel use of the intellectual property to the Company.  On the date of the agreement, the Company did not have any preferred stock authorized with the required preferences.  In accordance with FASB Accounting Standards Codification No. 480, Distinguishing Liabilities from Equity , the Company determined that the present value of the payment of $120,000 that was due on December 26, 2007, the one year anniversary of the addendum, should be recorded as an accrued expense until such time as the Company has the ability to assert that it has preferred shares authorized.  As of December 31, 2009, the Company has recorded $120,000 in accrued expenses- related party.  On December 21, 2007 the officer extended the due date to July 30, 2008.  On May 30, 2008 the officer extended the due date to December 31, 2008.  On October 10, 2008, the officer extended the due date to the earlier of (a) March 30, 2010 or (b) upon demand by the officer.  On September 8, 2009, a payment of $15,000 was paid to the officer. As of December 31, 2009, the outstanding balance is $85,000. An additional a payment of $10,000 was made on October 19, 2009 and December 1, 2009, respectively .  Additionally, the accrued expenses are accruing 7% interest per year.  At December 31, 200 9 , the Company recorded interest expense and related accrued interest payable of $ 9,762.  On January 15, 2010 an additional payment of $10,000 was made (See Note 6 and 7).

On February 1, 2007 the Company entered into a consulting agreement for research and development for a period of one year at a cost of $150,000.  In April 2008, this agreement was extended through March 31, 2009 on a cost reimbursement basis.  Reimbursements are to be made quarterly and are not to exceed $35,000.

KRAIG BIOCRAFT LABORATORIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 200 9 AND 200 8

On March 1, 2010 the Company entered into a one year consulting agreement for research and development. Pursuant to the terms of the agreement, the Company will be required to pay up to $150,000 in research and development fees on a cost reimbursement basis. The agreement expires on February 28, 2011 (See Note 7).

On July 1, 2006 the Company entered into a five year consulting agreement for research and development. Pursuant to the terms of the agreement, the Company paid 700,000 shares of common stock upon execution.  These shares had a fair value of $5,600 ($0.01/share) based upon the recent cash offering price.  Additionally, 2,000,000 shares of common stock were issued on May 18, 2007 with a fair value of $16,000 ($0.01/share).   As of December 31, 2008 the Company issued 600,000 shares of common stock for consulting services rendered with a fair value of $ 6,000 ($0.01/share ). On January 15, 2008 the Company authorized the issuance of 400,000 shares of common stock for consulting services rendered with a fair value of $4,000 ($0.01/share).   On July 1, 2009, the issuance of 482,825 shares was approved by the board of directors as partial payment for services previously provided to the Company by a consultant in accordance with a consulting agreement.  The total amount of issuable shares for the consultant is 1,122,311 shares, which includes 400,000 issuable shares previously approved by the board of directors  and 239,486 shares approved to be issued in November 2009 (See Note 4(C) ).

(D)Consulting Agreement

On August 3, 2009, the Company entered into an agreement with a consultant to provide investor relations services.  On October 5, 2009 the Company issued 10,000,000 shares with a fair value of $200,000 ($0.02/share) to a consultant for investor relations to be provided over a term of 180 days.  The Company started receiving services beginning October 5, 2009.  As of December 31, 2009 $96,667 was recorded as a consulting expense and $103,333 was recognized as a deferred compensation (See Notes 3 and 4(C)).

NOTE  6      RELATED PARTY TRANSACTIONS

On October 6, 2006 the Company received $10,000 from a principal stockholder. Pursuant to the terms of the loan, the advance bears interest at 12%, is unsecured and matured on May 1, 2007. At December 31, 200 9 , the Company recorded accrued interest payable of $776.   As of December 31, 200 9 , the loan principle was repaid in full .

KRAIG BIOCRAFT LABORATORIES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 200 9 AND 200 8

On December 26, 2006, the Company entered into an addendum to the intellectual property transfer agreement with an officer.  In consideration of the Company issuing either 200,000 preferred shares with the following preferences; no dividends and voting rights equal to 100 common shares per share of preferred stock or the payment of $120,000, the officer agreed to terminate the royalty payments due under the agreement and give title to the exclusive license for the non protective apparel use of the intellectual property to the Company.  On the date of the agreement, the Company did not have any preferred stock authorized with the required preferences.   In accordance with FASB Accounting Standards Codification No. 480, Distinguishing Liabilities from Equity , the Company determined that the present value of the payment of $120,000 that was due on December 26, 2007, the one year anniversary of the addendum, should be recorded as an accrued expense until such time as the Company has the ability to assert that it has preferred shares authorized.  As of December 31, 2008, the Company has recorded $120,000 in royalty agreement payable- related party.  On December 21, 2007 the officer extended the due date to July 30, 2008.  On May 30, 2008 the officer extended the due date to March 31, 2009 .  On October 10, 2008, the officer extended the due date to the earlier of (a) March 30, 2010 or (b) upon demand by the officer.   On September 8, 2009, a payment of $15,000 was paid to the officer. On October 19, 2009 and December 1, 2009, $10,000 was paid to the officer respectfully.  As of December 31, 2009, the outstanding balance is $85,000 .  Additionally, the accrued expenses are accruing 7% interest per year.  At December 31, 2009, the Company recorded interest expense and related accrued interest payable of $ 9,762.  An additional payment of $10,000 was made on January 15, 2010 (See Note 5 (C) and 7).

As of December 31, 2009 the Company owes $553,794 in accrued salary to principal stockholder.  On October 10, 2008, the Company entered into an addendum to the employment agreement whereby all unpaid back salary will accrue interest at 7% per year.  At December 31, 2009 , the Company recorded interest expense and related accrued interest payable of $ 37,515 .  In addition, the Company granted the CEO the right to convert any accrued salary into Class “A” Common Stock at either 1) The lowest price at which the Company’s Class “A” Common Stock has traded over the preceding twelve month period, 2) At the lowest bid price for the preceding thirty days, 3) The lowest price paid in cash for the Class “A” Common Stock during the twelve months preceding the conversion.  The conversion price is the lesser of options 1-3 or $0.002 .  As of December 31, 2009, no accrued salary has been converted to Class “A” Common Stock (See Note 5 (A)).

NOTE 7       SUBSEQUENT EVENTS

On January 15, 2010, the Company entered into an agreement with a consultant to provide investor relations services in exchange for either 500,000 shares of common stock or $15,000 in cash.  On January 15, 2010, the Consultant agreed to take 500,000 shares with a fair value of $5,000 ($0.01/share) investor relations services to be provided over a term of 12 months.

On January 15, 2010, the amount of $10,000 was repaid by the Company to the officer for the related party accrued expenses (See Note 6 (C) and 7).

On February 11, 2010 the Company authorized the issuance of 5,694,451 shares of Common Stock for conversion of $100,000 in convertible notes payable (See Note 4).

On March 18, 2010, the Company entered into an addendum to the employment agreement whereby the Company will reimburse the employee for up to $20,000 in out of pocket medical and dental care costs, including prescription costs or co-pays (See Note 6(A)).

On April 6, 2010 the Company authorized the issuance of 854,169 shares of Common Stock for the conversion of $15,000 in convertible notes payable (See Note 4).

On March 1, 2010 the Company entered into a one year consulting agreement for research and development. Pursuant to the terms of the agreement, the Company will be required to pay up to $150,000 in research and development fees on a cost reimbursement basis.  The agreement expires on February 28, 2011 (See Note 5 (C)).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Caution Regarding Forward-Looking Information

Certain statements contained herein, including, without limitation, statements containing the words “believes”, “anticipates”, “expects” and words of similar import, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, among others, the following: international, national and local general economic and market conditions: demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other factors referenced in this and previous filings.

Given these uncertainties, readers of this prospectus and investors are cautioned not to place undue reliance on such forward-looking statements.

YEAR ENDED DECEMBER 31, 200 9

Plan of Operations

During the next twelve months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:

»
We expect to spend up to $35,000 per quarter through March 20 11 on collaborative research and development of high strength polymers at the University of Notre Dame. We believe that this research is essential to our product development. If our financing will allow, management will give strong consideration to accelerating the pace of spending on research and development within the University of Notre Dame’s laboratories. No fees have been accrued under these terms to date.

»
We expect to spend approximately $13,700 on collaborative research and development of high strength polymers and spider silk protein at the University of Wyoming over the next twelve months. We believe that this research is important to our product development. This level of research spending at the university is also a requirement of our licensing agreement with the university. If our financing will allow, management will give strong consideration to accelerating the pace of spending on research and development within the University of Wyoming’s laboratories.

»
We will actively consider pursuing collaborative research opportunities with other university laboratories in the area of high strength polymers. If our financing will allow, management will give strong consideration to increasing the depth of our research to include polymer production technologies that are closely related to our core research

»
We will consider buying an established revenue producing company which is operating in the biotechnology arena, in order to broaden our financial base and increase our research and development capability. We expect to use a combination of stock and cash for any such purchase.

»
We will also actively consider pursuing collaborative research opportunities with university laboratories in areas of research which overlap the company’s existing research and development. One such potential area for collaborative research which the company is considering is protein expression platforms. If our financing will allow, management will give strong consideration to increasing the breadth of our research to include protein expression platform technologies.

 Limited Operating History

We have not previously demonstrated that we will be able to expand our business through an increased investment in our research and development efforts. We cannot guarantee that the research and development efforts described in this Registration Statement will be successful. Our business is subject to risks inherent in growing an enterprise, including limited capital resources, risks inherent in the research and development process and possible rejection of our products in development.

If financing is not available on satisfactory terms, we may be unable to continue expanding our operations. Equity financing will result in a dilution to existing shareholders.

Results of Operations for the Year ended December 31, 2009 .

Revenue for the year ended December 31, 200 9 was $0.  This compares to $0 in revenue for the preceding year ended December 31, 200 8 .  No sales are anticipated during the next twelve months as the company will remain in the development stage.

Operating expenses for the year ended December 31, 200 9 were $ 524,707 . This compares to $ 355,647 in expenses during the year ended December 31, 2008 .  Research and development expenses for the year ended December 31, 200 9 were $ 69,799 .  This compares to $ 33,077 spent on research and development during the year ended December 31, 200 8 .  In addition, we had the following expenses during the year ended December 31, 200 9 : general and administrative-$ 64,264 , professional fees-$ 43,179 , officer’s salary-$ 220,338 and public relations -$ 99,727 .  This compares to the same expenses during the year ended December 31, 2008 : general and administrative-$ 78,918 , professional fees-$ 31,066 , officer’s salary-$ 207,866 and public relations -$ 4,720 .

Capital Resources and Liquidity

As of December 31, 200 9 we had $ 24,570 in cash compared to $ 9,537 as of December 31, 200 8 .

On July 17, 2009, we entered into letter agreement for an Equity Line of Credit with Calm Seas Capital, LLC, which was amended on September 14, 2009 (together, as amended, the “Letter Agreement”).

Pursuant to the Letter Agreement with Calm Seas Capital, during a 24 month period we may put to Calm Seas up to an aggregate of $1,000,000 in shares of our Class A common stock for a purchase price equal to 80% of the lowest closing “bid” price of our Class A common stock during the five consecutive trading days immediately following the date we deliver notice to Calm Seas of our election to put shares pursuant to the Letter Agreement.  We may only put shares at the beginning of each calendar month, unless Calm Seas accepts an additional put (as described below).

Under the Letter Agreement, the dollar value that we will be permitted to put each month to Calm Seas Capital will be the lesser of: (A) the product of (i) 200% of the average daily volume in the US market of our Class A common stock for the ten trading days prior to the date we deliver our put notice to Calm Seas multiplied by (ii) the average of the daily closing prices for the ten (10) trading days immediately preceding the date we deliver our put notice to Calm Seas, or (B) $75,000.  We will automatically withdraw our put notice to Calm Seas if the lowest closing bid price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing “bid” price for our Class A common stock for the ten (10) trading days prior to the date we deliver our put notice to Calm Seas.

Notwithstanding the $75,000 ceiling for each monthly put, as described above, we may at any time request Calm Seas to purchase shares in excess of such ceiling, either as a part of a monthly put or as an additional put(s) during such month.  If Calm Seas, in its sole discretion, accepts such request to purchase additional shares, then we may include the put for additional shares in our monthly put request or submit an additional put for such additional shares in accordance with the procedure set forth above.

The Letter Agreement will terminate when any of the following events occur:

•	Calm Seas has purchased an aggregate of $1,000,000 of our Class A common stock; or

•	The second anniversary of the effective date of the registration statement covering our equity line of credit with Calm Seas.

We believe we can satisfy our cash requirements for the next twelve months with our current cash and proceeds from the Letter Agreement with Calm Seas Capital (as described above).

We anticipate that our operational, and general & administrative expenses for the next 12 months will total approximately $ 538 ,000. We do not anticipate the purchase or sale of any significant equipment. We also do not expect any significant additions to the number of employees. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and our progress with the execution of our business plan.

In the event we are not successful in obtaining financing, we may not be able to proceed with our business plan for the research and development of our products.  We anticipate that we will incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

Critical Accounting Policies

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use if estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 1 of our financial statements. While all these significant accounting policies impact its financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our results of operations, financial position or liquidity for the periods presented in this report.

Recent Accounting Pronouncements

In May 2009, the FASB issued FASB Accounting Standards Codification No. 855, Subsequent Events. FASB Accounting Standards Codification No. 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. FASB Accounting Standards Codification No. 855 sets forth (1) The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) The disclosures that an entity should make about events or transactions that occurred after the balance sheet date. FASB Accounting Standards Codification No. 855 is effective for interim or annual financial periods ending after September 15, 2009. The adoption of this FASB Accounting Standards Codification. did not have a material effect on the Company’s financial statements.

In June 2009, the FASB issued FASB Accounting Standards Codification No. 860, Transfers and Servicing. FASB Accounting Standards Codification No. 860 improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. FASB Accounting Standards Codification No. 860 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The Company is evaluating the impact the adoption that FASB Accounting Standards Codification No. 860 will have on its financial statements.

In June 2009, the FASB issued FASB Accounting Standards Codification No. 810, Consolidation. FASB Accounting Standards Codification No. 810 improves financial reporting by enterprises involved with variable interest entities. FASB Accounting Standards Codification No. 810 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company is evaluating the impact the adoption of FASB Accounting Standards Codification No. 810 will have on its financial statements.

In June 2009, the FASB issued FASB Accounting Standards Codification No. 105, GAAP The FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative nongovernmental U.S. generally accepted accounting principles. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. FASB Accounting Standards Codification No. 105 is effective for interim and annual periods ending after September 15, 2009. All existing accounting standards are superseded as described in FASB Accounting Standards Codification No. 105. All other accounting literature not included in the Codification is nonauthoritative. The adoption of the Codification did not have a significant impact on the Company’s financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Our accountant is Webb & Company, P.A. Independent Registered Public Accounting Firm. We do not presently intend to change accountants. At no time have there been any disagreements with such accountants regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and director as of September 28, 2009 is as follows:

NAME	AGE	POSITION	DATE APPOINTED
Kim Thompson	48	President, Chief Executive Officer, Director	April 25, 2006

The following summarizes the occupation and business experience during the past five years for our sole officer and director.

KIM THOMPSON.

Mr. Thompson was a founder of the California law firm of Ching & Thompson which was founded in 1997 where he specialized in commercial litigation.  He has been a partner in the Illinois law firm of McJessy, Ching & Thompson since 2004 where he also specializes in commercial litigation.   Mr. Thompson received his bachelor’s degree in applied economics from James Madison College, Michigan State University, and his Juris Doctorate from the University of Michigan.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.  Mr. Thompson is employed as the CEO of the company pursuant to a five year employment contract.

Our officer and director has not filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

Family relationships

None.

Term of Office

Our sole director was appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our sole officer was appointed by our board of directors and holds office until removed by the board

Current Issues and Future Management Expectations

No board audit committee, compensation committee, corporate governance committee or nomination committee has been formed as of the date of this prospectus. Because we only have one director, the functions and duties of all such committees will be performed by our sole director until such time as we expand our board.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officer during the years ended December 31, 2008, and 2007 in all capacities for the accounts of our executive, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kim Thompson,	2009	$220,338			$				$12,490(1)	$232,828
President,	2008	$207,866	0	0		$0	0	$0	7,230(2)	$215,096
Chief Executive Officer and Director

1)	For the calendar year 2009 , Kim Thompson is to receive $ 11,550 in medical and dental insurance as well as $940 for automobile expenses pursuant to an employment agreement entered into with us.
2)	For the calendar year 2008 , Kim Thompson is to receive $ 7,230 in medical and dental insurance pursuant to an employment agreement entered into with us.

Employment Agreements

On April 26, 2006, the Company entered into a five-year employment agreement with the Company’s Chairman and Chief Executive Officer. The agreement renews annually so that at all times, the term of the agreement is five years. Pursuant to this agreement, the Company will pay an annual base salary of $185,000 for the period May 1, 2006 through December 31, 2006. Base pay will be increased each January 1, for the subsequent twelve month periods by six percent. The officer will also be entitled to life, disability, health and dental insurance. In addition, the officer received 700,000 five year warrants at an exercise price of $.21 per share, 1,500,000 eight year warrants at an exercise price of $ .33 per share and 2,000,000 nine year warrants at an exercise price of $ .40 per share (See Note 3(E)). The warrants fully vested on the date of grant. The agreement also calls for the issuance of warrants and increase in the officer’s base compensation upon the Company reaching certain milestones:

1.
Upon the Company’s successful laboratory development of a new silk fiber composed of one or more proteins that are exogenous to a host, the Company will issue 500,000 eight year warrants at an exercise price of $.20 per share and raise executive’s base salary by 14%.

2.
Upon the Company’s successful laboratory development of a new silk fiber composed of two or more proteins that are exogenous to a host, the Company will issue 600,000 eight year warrants at an exercise price of $.18 per share and raise executive’s base salary by 15%.

3.
Upon the Company’s successful laboratory development of a new silk fiber composed of at least in part of one or more synthetic proteins, the Company will issue 900,000 eight year warrants at an exercise price of $.18 per share and raise executive’s base salary by 18%.

4.
Upon the Company’s successful laboratory development of a new silk fiber composed of at least in part of one or more proteins that are genetic modifications or induced mutations of a host silk protein, the Company will raise the executive’s base salary by 8%.

5.
Upon the Company becoming either a registered company or upon its stock trading and the company achieving a market capitalization in excess of $35 million for over 120 calendar day period, the executive’s base salary will increase to $225,000.

6.
Upon the Company becoming either a registered company or upon its stock trading and the company achieving a market capitalization in excess of $65 million for over 91 calendar day period, the executive’s base salary will increase to $260,000.

7.
Upon the Company becoming either a registered company or upon its stock trading and the company achieving a market capitalization in excess of $100 million for over 91 calendar day period, the executive’s base salary will increase to $290,000.

8.
Upon the Company becoming either a registered company or upon its stock trading and the company achieving a market capitalization in excess of $200 million for over 120 calendar day period, the executive’s base salary will increase to $365,000.

9.
Upon the Company becoming either a registered company or upon its stock trading and the company achieving a market capitalization in excess of $350 million for over 150 calendar day period, the executive’s base salary will increase to $420,000.

On November 6, 2006, the Company entered into an addendum to the employment agreement whereby the officer agreed to retire all stock warrants issued or to be issued under his employment agreement in return for an increase in his severance allowance to $600,000 or seventy five percent of total salary due under the remaining term of the employment agreement, which ever is greater and a death benefit of $300,000 or thirty five percent of the total salary due under the remaining term of the employment agreement.

 In addition, upon expiration or termination of the employment agreement, the Company agrees to keep the officer employed as a consultant for a period of six years at a rate of $4,000 per month with annual increases of 3%. The agreement also calls for certain increases based on milestones reached by the company, including:

1.   If the company achieves gross sales exceeding $10 million or net income exceeding $1 million for any two years within the ten year period after the date of this agreement or a market capitalization in excess of $45 million for over 180 calendar days within six years from the date of this agreement, the term of the consulting agreement will be extended to 10 years.

2.  If the company achieves gross sales exceeding $19 million or net income exceeding $3 million for any two years within the twelve year period after the date of this agreement or a market capitalization in excess of $65 million for over 180 calendar days within six years from the date of this agreement, the term of the consulting agreement will be extended to 20 years or the life of the officer and his spouse at a rate of $6,500 per month with a 3% annual increase.

3.  If the company achieves gross sales exceeding $38 million or net income exceeding $6 million for any two years within the twelve year period after the date of this agreement or a market capitalization in excess of $120 million for over 180 calendar days within six years from the date of this agreement, the term of the consulting agreement will be extended to 20 years or the life of the officer and his spouse at a rate of $10,000 per month with a 3% annual increase.

 4.  If the company achieves gross sales exceeding $59 million or net income exceeding $9 million for any year within the twelve year period after the date of this agreement or a market capitalization in excess of $210 million for over 180 calendar days within six years from the date of this agreement, the term of the consulting agreement will be extended to 20 years or the life of the officer and his spouse at a rate of $15,000 per month with a 3% annual increase.

5.  If the company achieves gross sales exceeding $78 million or net income exceeding $12 million for any year within the twelve year period after the date of this agreement or a market capitalization in excess of $320 million for over 180 calendar days within six years from the date of this agreement, the term of the consulting agreement will be extended to 20 years or the life of the officer and his spouse at a rate of $20,000 per month with a 3% annual increase.

Outstanding Equity Awards

None.

Long-Term Incentive Plan (“LTIP”) Awards Table.

There were no awards made to a named executive officer in the last completed fiscal year under any LTIP

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of January 20, 2010 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	Kim Thompson 120 N. Washington Square, Suite 805 Lansing, MI 48933	320,625,500	61.8%

Common Stock	Lion Equity 1001 Brickell Bay Dr, Suite 1812 Miami, FL 33131	45,000,000	8.7%

Common Stock	Sean March 8901 South Ocean Dr. #14 W. Hollywood, FL 33019	40,000,000	7.7%

Common Stock	All executive officers and directors as a group	320,625,500	61.8%

(1)The percent of class is based on 518,689,550 shares of our Class A common stock issued and outstanding as of March  29 , 2010.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS, AND DIRECTOR INDEPENDENCE

On October 6, 2006 the Company received $10,000 from a principal stockholder. Pursuant to the terms of the loan, the advance bears interest at 12%, is unsecured and matures on May 1, 2007. At December 31, 2007, the Company recorded interest expense and related accrued interest payable of $776. As of December 31, 2007, the loan principal was repaid.

In April 2006, the Company entered into a Founder’s Stock Purchase and Intellectual Property Transfer Agreement (the “Intellectual Property Agreement”) with its CEO.  Pursuant to the Intellectual Property Agreement, the CEO contributed to the Company a provisional patent application pertaining to transgenic expression system for commercial production of certain silk proteins, in exchange for which the Company agreed to (i) issue to the CEO 33,229,200 shares of Class A common stock, (ii) certain royalty payments (which were subsequently waived pursuant to the Addendum), (iii) an exclusive license to use such intellectual property for non-protective apparel (which was subsequently waived pursuant to the Addendum).

On December 26, 2006, the Company entered into an Addendum to the Intellectual Property Agreement (the “Addendum”), pursuant to which the CEO agreed to give up his right to royalty payments for the intellectual property he transferred to the Company as well as an exclusive license to use such intellectual property for non-protective apparel.  In exchange for giving up these rights in the Addendum, the Company agreed to use its best reasonable efforts to issue the CEO  200,000 preferred shares within 12 months of the date of the Addendum.  The preferred shares would not have any priority to payments of dividends and would not have to have the right to receive dividend payments.  However, such preferred shares would have 100 votes per share (20,000,000 votes).  If the Company is unable, through the use of its best reasonable efforts, to issue such preferred shares, then the Company will provide its CEO with an alternative cash payment of $120,000 payable on the one year anniversary of the Addendum (Also see Note  5 (C) to the audited financial statements for the  year ended Dec ember 31 , 2009).

On January 1, 2007, the company entered into a one year lease agreement with an officer for office space.  The agreement calls for monthly rent of $100 plus the reimbursement to officer for internet services at $50 per month.  Payments under the agreement totaled $1,800 for the year ended December 31, 2007.  The terms of this agreement became month-to-month on January 1, 2008. Payments under the agreement totaled $ 2,472 for the  year ended December 31, 2009 .

As of December 31, 200 9 , the Company owed $ 553,794 in accrued salary to principal stockholder.  On October 10, 2008, the Company entered into an addendum to the employment agreement whereby all unpaid back salary will accrue interest at 7% per year.  At December 31, 200 9 , the Company recorded interest expense and related accrued interest payable of $ 37,515 .  In addition, the Company granted the CEO the right to convert any accrued salary into Class “A” Common Stock at either 1) The lowest price at which the Company’s Class “A” Common Stock has traded over the preceding twelve month period, 2) At the lowest bid price for the preceding thirty days, 3) The lowest price paid in cash for the Class “A” Common Stock during the twelve months preceding the conversion.  The conversion price is the lesser of options 1-3 or $0 .002 .  As of December 31, 2009, no accrued salary has been converted to Class “A” Common Stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporation Law of Wyoming provides that directors, officers, employees or agents of  Wyoming corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. This statute provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit brought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our Certificate of Incorporation provides that we shall indemnify any and all persons whom we shall have power to indemnify to the fullest extent permitted by the Wyoming Corporate Law. Article VII of our by-laws provides that we shall indemnify our authorized representatives to the fullest extent permitted by the Wyoming Law. Our by-laws also permit us to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

KRAIG BIOCRAFT LABORATORIES, INC.

63,600,000SHARES OF CLASS ACOMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of This Prospectus Is: _______ __, 2010

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item. 13 Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$81.48
Transfer Agent Fees	$0
Accounting fees and expenses	$1,000
Legal fees and expenses	$15,000
Blue Sky fees and expenses	$0
Miscellaneous	$1,000
Total	$17,081.48

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item. 14 Indemnification of Directors and Officers.

The General Corporation Law of Wyoming provides that directors, officers, employees or agents of  Wyoming corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. This statute provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit brought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our Certificate of Incorporation provides that we shall indemnify any and all persons whom we shall have power to indemnify to the fullest extent permitted by the Wyoming Corporate Law. Article VII of our by-laws provides that we shall indemnify our authorized representatives to the fullest extent permitted by the Wyoming Law. Our by-laws also permit us to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item. 15 Recent Sales of Unregistered Securities.

We were incorporated in the State of Wyoming in April 2006 and on April 26, 2006 332,292,000 shares of our Class “A” common stock, were issued to Kim Thompson in exchange for intellectual property. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and were issued as founder’s shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Thompson had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On April 28, 2006 we issued 4, 000 shares of our Class “A” common stock to Samuel Ching at a price per share of $. 05 , for an aggregate of $ 200 cash.  On January 26, 2007 we also issued 21, 000 ,000 shares of our Class “A” common stock to Samuel Ching at a price per share of $. 005 for an aggregate of $106,000.00.  These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act. These shares of our Class A common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Ching had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On April 28, 2006 we issued 4 , 000 shares of our Class “A” common stock to Richard Duzenbury at a price per share of $. 05 for an aggregate of $ 200 cash.  These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act.  These shares of our Class A common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Duzenbury had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On July 5, 2006, pursuant to an Intellectual Property Agreement, we issued 17,500,000 shares of our Class “A” common stock to the University of Wyoming Foundation in exchange for intellectual property.  The Company holds a five year call, dated from May 8, 2006, 7,000,000 shares held by the University of Wyoming Foundation.  These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act. These shares of our Class A common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Duzenbury had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On September 12, 2006, March 21, 2007 and August 1, 2007 pursuant to a Consulting Agreement, we issued an aggregate of 3,300,000 shares of our Class “A” common stock to Malcolm Fraser for consulting services performed.  Pursuant to the Consulting Agreement, Mr. Fraser is contractually restricted from reselling 1,750,000 shares for a period of 26 months from February 26, 2007.  In addition, the Consulting Agreement restricts Mr. Fraser from resale of 600,000 shares for a period of 24 following the commencement of public trade of the Company’s stock.  These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act. These shares of our Class A common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Fraser had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On January 9, 2007, we issued an aggregate of 1,750,000 shares of our Class “A” common stock to Worth Equity Fund, L.P., at a price per share of $ 0.009 , for an aggregate of $15,000 cash.  These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act. These shares of our Class A common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Worth Equity Fund, L.P. had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On May 31, 2007 we issued an aggregate of 16,875,000 shares of our Class “A” common stock to Lion Equity, at a price per share of $0. 008 , for an aggregate of $135,000 cash.  In addition, on September 12, 2007 we issued an aggregate of 28,125,000 shares of our Class “A” common stock to Lion Equity pursuant to the Securities Purchase Agreement.  These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act. These shares of our Class A common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Lion Equity had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the  Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On September 12, 2007, we completed a Regulation D Rule 506 offering in which we sold 90,165,000 shares of our Class A common stock to 32 investors, at a price per share of $. 003 for an aggregate offering price $ 270,495 . The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Sean March	40,000,000
Nicholas G. Kontos	22,500,000
Edward M. Defeudis	8,300,000
Woodland Hills Fund, SA	6,000,000
Coral Springs Fund, SA	3,000,000
Kristin Lee Sirota	100,000
Ann Harvey	100,000
Barry S. Wattenberg	100,000
Lucie Rousse	100,000
Karen E. Gallagher	60,000
Kyan W. Kraus	60,000
Carlos E. Gauch	50,000
Sarah Ferreira	50,000
Caroline Sirota	50,000
Priscila Ferreira	25,000
Gene Defeudis	8,300,000
Heidi Thompson	50,000
Frank Thompson	50,000
Jonathan Sweet	100,000
Gary Lam	25,000
Frank Dantimo	60,000
Denise M Demarco Dantimo	60,000
Sirota & Associates PA	540,000
JR Acquisitions & Consultants	280,000
Marcos A. Lopez, Jr.	25,000
Olga C. Lopez	25,000
Camila Camargo	25,000
Bizmar Martinez	25,000
Michelle Y. Galletto	25,000
Inversiones G & G Corp.	25,000
Douglas Nicaragua	25,000
Michael L. Price	30,000

Pursuant to the Letter Agreement, Calm Seas Capital made a Bridge Investment in us in the aggregate amount of $120,000, of which $100,000 was paid promptly after the Letter Agreement was signed in July 2009 and the remaining $20,000 was paid in late September 2009.  In this Bridge Investment, Calm Seas Capital purchased (i) twelve convertible debentures, each in the principal amount of $10,000 (the “Bridge Debentures”) and (ii) twelve warrants each exercisable for the purchase of 500,000 shares (the “Bridge Warrants”).

The Bridge Debentures, which mature on December 31, 2010, bear interest at the rate of 5% simple interest per annum, payable at maturity or convertible with the principal, and the principal and interest shall be convertible at the option of the holder at a fixed price of $.018 per share.  The Company cannot use any of the proceeds of the Equity Line Agreement to repay the Bridge Debentures or any interest thereon.  During any event of default, the Bridge Debentures will bear interest at the rate of 18% per annum or such lesser interest to the extent required under applicable usury law.

There will be an event of default under the Bridge Debentures if the Company

(i)	fails to pay the principal and interest when due and payable and such failure is not cured within 10 days of the due date,
(ii)	breaches any material term of the Bridge Debenture or Bridge and fails to cure such breach within 10 days of the Company’s receipt of notice of such breach from the holder,
(iii)	makes an assignment for the benefit of its creditors or has a receiver or trustee appointed,
(iv)	has a money judgment entered against it for more than $10,000 and such judgment is not vacated, bonded or stayed for 90 days,
(v)	enters bankruptcy.

After September 30, 2010, the Company may cause the Bridge Debentures to be converted into shares of its Class A common stock at the lower of (i) the conversion price then in effect and (ii) the average closing bid for the Company’s Class A common stock for the 20 trading days prior to the date the Company gives notice that it is converting the Bridge Debentures (but not less than $0.005 per share).

The conversion price of the Bridge Debentures will be proportionately adjusted in the event of merger, sale of assets, reclassification of the Company’s capital stock, stock split, reverse stock split or stock dividend.  Additionally, the conversion price of the Bridge Debentures will be proportionately reduced if the Company sells shares of its Class A common stock for a price per share less than the conversion price of the Bridge Debentures, excluding the issuance of shares pursuant to (a) Bridge Debentures or Bridge Warrants, (b) the Equity Line of Credit or other existing obligation of the Company to issue shares, (c) equity compensation plans or (d) the acquisition or another business.

The Bridge Warrants expire on December 31, 2011.  The Bridge Warrants are exercisable at an exercise price of $.02 per share, subject to customary adjustments for stock splits, stock dividends, distribution of non-cash assets by the Company to its shareholders, capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation.  Additionally, Calm Seas Capital may exercise the Bridge Warrants using a cashless exercise provision.

On April 24, 2009 the Company issued 2,000,000 shares of common stock for $20,000 ($0.01/share).

On May 22, 2009, the Company issued 500,000 shares of common stock for $5,000 ($0.01).

On July 1, 2009, the Company issued 280,000 shares of Class A common stock to Dr. Jarvis as repayment for services previously provided to the Company by a consultant having a fair value of $14,000 ($0.05/share) in accordance with a consulting agreement.

On July 1, 2009, the Company issued 482,825 shares of Class A common stock to Dr. Fraser as partial payment for services previously provided to the Company by a consultant in accordance with a consulting agreement.

On September 30, 2009, the Company issued 366,599 shares of Class A common stock for $3,000 ($.008/share) to Sam Ching.

On January 15, 20 10 , the Company issued 500,000 shares of Class A common stock to a consultant in payment for public relations and web site development services.

These shares of our Class A common stock that we issued in July and September 2009 and January 2010 qualified for exemption under Section 4(2) of the Securities Act since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.

The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act. In accordance with Section 230.506 (b)(1) of the Securities Act, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed on September 12, 2007 were restricted in accordance with Rule 144 of the Securities Act. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

On August 31, 2009, we sold 366,599 shares of our Class A common stock to an existing shareholder for $3,000.  These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act.  These shares of our Class A common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the existing shareholder had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item. 16 Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
3.1*	Articles of Incorporation.
3.2***	Articles of Amendment
3.3*	By-Laws.
5.1***	Opinion of Fox Law Offices, P.A.
10.1*
Addendum to the Employment Contract, dated November 6, 2006, by and between Kraig Biocraft Laboratories, Inc. and Kim Thompson  and Employment Contract, dated as of April 26, 2006, by and between Kraig Biocraft Laboratories, Inc. and Kim Thompson

10.2*	Securities Purchase Agreement between Kraig Biocraft Laboratories and Worth Equity Fund, L.P. and Mutual Release.
10.3*	Securities Purchase Agreement between Kraig Biocraft Laboratories and Lion Equity.
10.4***	Amended Letter Agreement, dated September 14, 2009, by and between Kraig Biocraft Laboratories and Calm Seas Capital, LLC.
10.5
Exclusive License Agreement, effective as of May 8, 2006, by and between The University of Wyoming and Kraig Biocraft Laboratories, Inc. (filed as Exhibit 10.5 to the Form 10-K for the year ended December 31, 2009 filed with the SEC on April 15, 2010 and incorporated by reference herein).

10.6 ***
Addendum to the Founder’s Stock Purchase and Intellectual Property Transfer Agreement, dated December 26, 2006, and the Founder’s Stock Purchase and Intellectual Property Transfer Agreement dated April 26,2006.

10.7	Intellectual Property/Collaborative Research Agreement, dated March 20, 2010, by and between Kraig Biocraft Laboratories and The University of Notre Dame du Lac (filed as Exhibit 10.7 to the Form 10-K for the year ended December 31, 2009 filed with the SEC on April 15, 2010 and incorporated by reference herein).
14.1**	Code of Business Conduct and Ethics.
23.1#	Consent of Webb & Company, P.A.
23.2***	Consent of Counsel, contained in Exhibit 5.1.

*   Filed as an exhibit to the registration statement on Form SB-2 filed with the SEC on September 26, 2007 and incorporated by reference herein.

** Filed as Exhibit 14.1 to the annual report on Form 10-KSB for the year ended December 31, 2007 filed with the SEC on March 26, 2008 and incorporated by reference herein.

***Previously filed with this registration statement.

 # Filed herewith.

@ To be filed by amendment.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.         Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned on April 22 , 2010.

KRAIG BIOCRAFT LABORATORIES, INC.

By:	/s/ Kim Thompson
Kim Thompson
President, Chief Executive Officer, Principal Financial and Accounting Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

April 22, 2010	/s/ Kim Thompson
Kim Thompson
President, Chief Executive Officer, Principal Financial and Accounting Officer and Chairman of the Board of Directors